SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Pacific Capital Bancorp

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1021 Anacapa Street

P. O. Box 60839

Santa Barbara, CA 93160-0839

Notice of the 2009 Annual Meeting of Shareholders

Date and Time:	Thursday, April 30, 2009, at 10:00 a.m., Pacific time.

Place:	Lobero Theatre, 33 East Canon Perdido, Santa Barbara, California 93101

Items of Business:	1. The election of ten director candidates as described within the Proxy Statement, each for a term of one year;

2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3. Approval of a non-binding advisory proposal on the compensation of the Company’s Named Executive Officers; and

4. To transact such other business as may properly come before the Annual Meeting of Shareholders, and any adjournment or postponement.

Record Date:	You can vote if you are a shareholder of record on March 2, 2009.

List of Shareholders:	During ordinary business hours on the ten days prior to the date of the Meeting, a list of shareholders entitled to vote at the Annual Meeting of Shareholders will be available in the Secretary’s office at the Company’s headquarters for inspection by shareholders for any purpose related to the Meeting.

Mailing Date:

The proxy materials are being distributed to our shareholders on or about

March 19, 2009, and include the Company’s 2008 Annual Report and Form 10-K (the “Annual Report”), Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”), and proxy or voting instruction card (the “Proxy Card”).

Important Notice Regarding the Internet Availability of Proxy Materials:	The Annual Report and Proxy Statement to shareholders are available at www.pcbancorp.com/investors. Your Vote is Important. Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed Proxy Card.

By Order of the Board of Directors,

Carol Zepke

Senior Vice President & Corporate Secretary

Proxy Statement

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1021 Anacapa Street

Post Office Box 60839

Santa Barbara, CA 93160-0839

Proxy Statement

General Information About the Annual Meeting and Voting

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pacific Capital Bancorp (“PCB” or the “Company”), a California corporation, of proxies to be voted at our 2009 Annual Meeting of Shareholders and at any adjournment and postponement thereof.

You are invited to attend our 2009 Annual Shareholders’ Meeting (the “Annual Meeting” or the “Meeting”) on Thursday, April 30, 2009, beginning at 10:00 a.m., Pacific Daylight Time. The Meeting will be held at the Lobero Theatre, 33 East Canon Perdido, Santa Barbara, CA 93101. This Notice of Annual Meeting, Proxy Statement, and Proxy Card, together with the Company’s 2008 Annual Report, are being mailed starting on or about March 19, 2009.

Who is entitled to vote?

Shareholders who own PCB common stock at the close of business on March 2, 2009 (the “Record Date”) are entitled to receive this notice and to vote their shares at the Meeting. As of the Record Date, there were 47,177,397 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the “shareholder of record.” PCB has sent the Notice of Annual Meeting, Proxy Statement, the Annual Report and Proxy Card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares, has forwarded the Proxy Statement, 2008 Annual Report and Proxy Card directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card/voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors. If you have a beneficial interest in shares held by the Company’s Incentive & Investment/Salary Savings Plan and/or the Employee Stock Ownership Plan, and if the trustee does not receive your vote by April 23, 2009, the trustee will vote your shares as directed by the plan administrator.

If you are a shareholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Pacific Capital Bancorp, c/o BNY Mellon Shareowner Services, P.O. Box 3510, South Hackensack, N.J. 07606-9210.

By Telephone or on the Internet

The telephone and Internet voting procedures established by PCB for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded. If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

Shareholders of Record. You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you reside in the United States or Canada, dial 866-540-5760 and follow the instructions for telephone voting on the proxy card.

The Website for Internet voting is http://www.proxyvoting.com/pcbc. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on April 29, 2009.

Beneficial Holders. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If telephone and/or Internet voting are available to you, voting facilities will close at 11:59 p.m. Eastern Daylight Time on April 29, 2009.

In Person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What do I do if I want to change my vote?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting by submitting a properly signed proxy with a later date; voting by telephone or via the Internet (your latest vote is counted); or voting in person at the Meeting.

What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares you hold in:

•	certificate form
•	book-entry form
•	book-entry form in the Pacific Capital Bancorp Dividend Reinvestment Plan

If you are an employee,

•	book-entry form in the Pacific Capital Bancorp Incentive & Investment Salary Savings Plan [the “401(k) Savings Plan”]
•	book-entry form in the Employee Stock Ownership Plan

If you hold shares in the Pacific Capital Bancorp 401(k) Savings Plan or the Employee Stock Ownership Plan (collectively, the “Plans”), your completed Proxy Card will serve as a voting instruction card for the trustee, The Charles Schwab Trust Company. If you do not vote your shares or specify your voting instructions on your Proxy Card, the administrator of the Plans or the trustee will vote your shares in favor of management’s recommendations. To allow sufficient time for voting by the trustee and the administrators of the Plans, they must receive your voting instructions by April 23, 2009.

If you receive multiple proxy cards, your shares are probably registered differently or are in more than one account. Vote all proxy cards received to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address. If the shares are registered in your name, contact our transfer agent, BNY Mellon Shareowner Services, 888-835-2829; otherwise, contact your brokerage firm.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. The list is available between the hours of 8:30 a.m. and 4:30 p.m. at our principal executive offices at 1021 Anacapa Street, Santa Barbara, CA, c/o Corporate Secretary.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present for purposes of determining whether a quorum is present to transact business at the Annual Meeting. Under California law, since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a Director, abstentions and broker non-votes will have the same effect as shares not represented at the Annual Meeting with respect to the election of the Directors. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares “represented and voting” with respect to the other proposals to be considered at the Annual Meeting, provided that shares voting affirmatively for such proposals are required to constitute at least a majority of the required quorum.

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder has not received instructions from the beneficial owner and does not have discretionary voting power for that particular item under applicable rules.

If you are a beneficial owner, but have not given voting instructions to your bank, broker or other holder of record, that holder is still permitted to vote your shares on the election of Directors, the ratification of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm and the non-binding advisory proposal on executive officer compensation. This is often referred to as “discretionary” voting.

Proposals Requiring Your Vote

Election of Directors. An affirmative plurality of the votes cast is required for the election of Directors. You may vote “for” or “withheld” with respect to the election of Directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Brokers have discretionary voting with respect to this proposal.

Ratification of Selection of E&Y. An affirmative vote of a majority of the shares represented and voting is required to ratify the selection of E&Y as our independent registered public accounting firm. Abstentions will have the same effect as a vote “against” the proposal but are counted for purposes of satisfying the quorum requirement. Brokers have discretionary voting with respect to this proposal.

Approval of Non-Binding Advisory Proposal on Compensation of Named Executive Officers. Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote. Abstentions will have the same effect as a vote “against” the proposal but are counted for purposes of satisfying the quorum requirement. Brokers have discretionary voting with respect to this proposal.

Could other matters be decided at the Annual Meeting?

If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy Card will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Meeting.

Can I access the Proxy Statement, Annual Report and Form 10-K on the Internet?

The Notice of Annual Meeting and Proxy Statement, the 2008 Annual Report and the Form 10-K (the proxy materials) are available on our web site at www.pcbancorp.com/investors. Instead of receiving future copies of these documents by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at http://www.proxyvoting.com/pcbc, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Shareholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please review the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We reimburse brokers, nominees, fiduciaries and other custodians’ reasonable fees and expenses in forwarding proxy materials to shareholders. Directors, officers and employees of the Company or our proxy solicitor may solicit proxies on behalf of the Company in person or by telephone, facsimile or other means. Employees do not receive additional compensation for soliciting proxies. We retained the services of Morrow and Co., LLC, 470 West Avenue, Stamford, Connecticut to assist us with soliciting proxies this year for $6,000 (plus out-of-pocket expenses).

Who will count the vote?

Representatives of our transfer agent, BNY Mellon Shareowner Services, will tabulate the votes and act as inspectors of election. The Company has a policy of confidential voting that applies to all shareholders.

How can I find the voting results of the meeting?

We will announce preliminary voting results at the Annual Meeting. Final results will be published in our quarterly report for the second quarter of 2009, which we will file with the Securities and Exchange Commission (the “SEC”), on or before August 10, 2009. You may obtain a copy of our Form 10-Q on the Internet through the SEC’s electronic data system at www.sec.gov or through our website at www.pcbancorp.com/investors.

Proposal 1—Election of Directors

General Information

The current term of office of the Directors expires at the Annual Meeting. On February 11, 2009, Messrs. Lee Mikles and John T. Olds informed the Board of Directors that they will not stand for re-election at the Annual Meeting on April 30, 2009. The Company’s Bylaws provide that the number of directors shall be determined by resolution of the Board of Directors. The Board of Directors, by resolution, fixed the size of the Board at ten, effective April 30, 2009, such that no vacancies will result from Mr. Mikles’ and Mr. Olds’ departures as directors. Accordingly, at the Annual Meeting, you will be asked to vote on the election of ten Directors who will constitute the Company’s Board of Directors.

Both Messrs. Mikles and Olds indicated that their decision was made to enable them to devote more time to their other personal and business commitments. Both have indicated that they would like to remain in formal advisory/consultant roles to PCB. The Board of Directors expresses its sincere gratitude to Messrs. Mikles and Olds for their service and contributions to the Board of Directors. The Governance & Nominating Committee is currently conducting a search to identify new directors, but does not anticipate completing its search before the Annual Meeting.

Considering the best interests of the Company, the Governance & Nominating Committee recommended an amendment to the Directors’ Retirement Policy to extend the term of a Director beyond age 72 if the Director has specific expertise which is needed by the Company during the period of the extension. The Board approved the amendment in January 2009. Mr. Robert W. Kummer, Jr., 72, who has extensive banking experience, consented to serve on the Board for another one-year term. The Governance & Nominating Committee will continue to re-assess such term extension annually through its Board evaluation process.

The Board proposes that the following nominees, all of whom are currently serving as Directors of the Company and of its operating subsidiary, Pacific Capital Bank, N.A. (the “Bank”), be re-elected for a new term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Unless you indicate on the Proxy Card that your vote should be withheld from any or all of the nominees, the Proxy Committee intends to vote all proxies for the election of each of these nominees. A plurality of votes cast is required for the election of Directors.

Director Nominees

Edward E. Birch

Chairman of the Board of Directors

Chairman of the Executive Committee

Director since 1983

Dr. Birch, 70, serves as independent Chairman of the Board of PCB and its subsidiary, Pacific Capital Bank, N.A. Prior to April 24, 2004, he served as independent Lead Director and Chairman of the former Governance and Compensation Committee. He served as Executive Vice President of Westmont College in Santa Barbara, California, from 1993 - 2001, and was Vice Chancellor of the University of California, Santa Barbara, from 1976 - 1993. Dr. Birch also serves as Trustee of the Margaret C. Mosher Trust, President/Chief Executive Officer of the Mosher Foundation and is involved in a number of civic and community organizations. He is a member of the Board of Trustees of Westmont College, Vice Chairman of Cottage Health Systems, Chairman of Channel City Club, a member of the Board of Trustees of UCSB Foundation, a Director of the Community Arts Music Association (CAMA) and a member of the Advisory Board of Johns Hopkins University.

George S. Leis

President and Chief Executive Officer

Executive Committee Member

Refund Anticipation Loan/Refund Transfer Committee Member

Director since 2007

Mr. Leis, 49, was appointed President and Chief Executive Officer of PCB on April 2, 2007. He joined the Company in March 2006 as Executive Vice President of Wealth Management and was also named Executive Vice President of Information Technology later that year. Prior to joining PCB, Mr. Leis was the Managing Director, U.S. Head, Products and National Practice Leader for Investments at Deutsche Bank Private Wealth Management. He also served as Senior Vice President and Director of Private Client Services Centers at Wells Fargo and as Senior Vice President and Manager for Bank of America Private Bank. He is a graduate of California State University Northridge and is a certified trust and financial advisor. He currently serves on numerous boards including the Business School Advisory Board at California State University Northridge, Graziadio School of Business & Management’s Board of Visitors at Pepperdine University and the Santa Barbara Symphony Board of Directors.

Richard S. Hambleton, Jr.

Chairman of the Directors’ Loan Committee

Compensation Committee Member

Executive Committee Member

Trust Oversight Committee Member

Director since 2001

Mr. Hambleton, 60, is a partner at Hoffman, Vance & Worthington, which he joined in 1976 as Management Associate and became a partner in 1979. Hoffman, Vance & Worthington manages agricultural and commercial property in Ventura and Santa Barbara counties. His professional associations include the Agricultural Leadership Associates and Founder and President of Ventura Maritime Foundation. Mr. Hambleton is a director of Ventura Pacific Company, a California cooperative.

D. Vernon Horton

Vice Chairman

Trust Oversight Committee Member

Directors’ Loan Committee Member

Director since 1998

Mr. Horton, 69, is Vice Chairman of the Board of PCB. His banking career began in 1964 with Valley National Bank in Salinas, California in various capacities, including lending and operations. He became Chief Executive Officer of Valley National Bank in 1981 and President of First National Bank in 1984. He previously served as Chairman of Salinas Valley Memorial Hospital Foundation, Chairman of the Hartnell College Foundation, and a director of the Community Foundation of Monterey County.

Roger C. Knopf

Chairman of the Governance & Nominating Committee

Audit Committee Member

Executive Committee Member

Director since 1998

Mr. Knopf, 68, is the President of Knopf Construction, Inc., a general building construction company located in Morgan Hill since 1976. He was a founding director (1983) and past Chairman of South Valley National Bank, a brand of Pacific Capital Bank, N.A. He is an active participant through volunteerism in and around the community of Morgan Hill. Presently, he is Chairman of the Board of Regional Medical Center of San Jose and serves on the boards of two non-profit corporations: Morgan Hill Rotary Club Endowment and, for the past two years, President of Leadership Morgan Hill.

Robert W. Kummer, Jr.

Chairman of the Refund Anticipation Loan/Refund Transfer Committee

Compensation Committee Member

Directors’ Loan Committee Member

Executive Committee Member

Governance & Nominating Committee Member

Director since 2004

Mr. Kummer, 72, was the Chairman and Chief Executive Officer of Mellon 1st Business Bank from 1980 - 2000, which he co-founded in 1980. He served as a Director of Mellon 1st Business Bank from 1981 - 2003. He is currently a director and Chairman of the Audit Committee of SCPGA Golf Properties, Inc. and a director and Chairman of the Investment Committee of the Los Angeles Bio Medical Research Institute. He also serves on the advisory boards of Seidler Equity Partners LLP and Westmont College, and is a Trustee of The Fletcher Jones Foundation, a Trustee of Pomona College, and Chairman of the Board of Trustees of Woodbury University.

Clayton C. Larson

Vice Chairman

Refund Anticipation Loan/Refund Transfer Committee Member

Director since 1998

Mr. Larson, 62, is Vice Chairman of the Board. He began his banking career in 1972 with Valley National Bank in Salinas, California. Mr. Larson is currently serving on the Grants Committee for the Monterey Peninsula Foundation. He previously served on the Board of Trustees for Community Hospital of the Monterey Peninsula, during which time he served a three-year term as Chairman of the Board. He also serves on the Advisory Board for the Monterey Peninsula Chamber of Commerce and Leadership Monterey Peninsula.

John R. Mackall, Esq.

Chairman of the Trust Oversight Committee

Directors’ Loan Committee Member

Executive Committee Member

Refund Anticipation Loan/Refund Transfer Committee Member

Director since 2004

Mr. Mackall, 59, is a founding partner in Seed Mackall LLP, a law firm which specializes in business matters and estate planning. He is Chair of the Director’s Council of the Kavli Institute of Theoretical Physics at the University of California, Santa Barbara and has served as Chair of the Cottage Health Board of Directors. He is also a director of the Alice Tweed Tuohy Foundation and the Volentine Family Foundation, and a member of the Board of Trustees of the William N. Pennington Foundation.

Richard A. Nightingale, CPA

Chairman of the Audit Committee

Governance & Nominating Committee Member

Executive Committee Member

Director since 2000

Mr. Nightingale, 61, is a certified public accountant for the firm of Damitz, Brooks, Nightingale, Turner & Morrisset. In 1982, he joined Earl Damitz and Thomas Brooks to form that firm and served as its President and Board Chairman from 1986-2007. He began his accounting career in 1971, and in 1973, joined the Santa Barbara office of the international accounting firm of Arthur Andersen & Co. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He is a member, past President, and current Treasurer of the Board of Directors of United Way of Santa Barbara and past president of the Santa Barbara Rotary Club. He is also a member of the Boards of Directors of the Volentine Family Foundation and the Page Family Foundation.

Kathy J. Odell

Chairman of the Compensation Committee

Executive Committee Member

Governance & Nominating Committee Member

Trust Oversight Committee Member

Director since 1999

Ms. Odell, 63, is an entrepreneur and served from 2002-2008 as Chief Executive Officer of Inogen, Inc., a manufacturer of respiratory devices for the home healthcare market. She was formerly the Vice President of Enterprise Services for Agility Communications, Inc. in 2000 - 2001, and the Chief Operating Officer of Karl Storz Imaging, Inc., from 1985 - 2000, which she co-founded in 1985 as Medical Concepts, Inc. Ms. Odell is active in promoting entrepreneurial growth in the Santa Barbara area and is a member of UCSB Foundation Board of Trustees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION

OF THESE NOMINEES AS DIRECTORS.

Corporate Governance and the Board of Directors

PCB is committed to conducting its business with integrity and in an ethical manner. We have adopted a number of policies and practices, some of which are described below, that highlight our commitment to sound corporate governance principles. We also maintain a corporate governance page on our website that includes additional information and copies of our Bylaws and articles of incorporation, as well as the codes of conduct, Statement on Corporate Governance, and committee charters. The corporate governance page can be found by clicking on the “Investor Relations” section on our website at www.pcbancorp.com.

Director Independence

In accordance with the current listing standards of The NASDAQ Stock Market, the Board of Directors, on an annual basis, affirmatively determines the independence of each Director or nominee for election as a Director. The Board of Directors has determined that, with the exception of our employee Directors, Messrs. Leis, Larson, and Horton, and a non-employee Director, Mr. Mackall, all of its members are “independent directors,” using the definition of that term in the listing standards of The NASDAQ Stock Market. All members of the Board’s standing Audit, Compensation, and Governance & Nominating Committees, more fully described below, are also independent Directors.

Communications with the Board of Directors

If you wish to communicate with the Board, the Chairman of the Governance & Nominating Committee or with the independent Directors as a group, you may send your communication in writing to the Corporate Secretary, Pacific Capital Bancorp, 1021 Anacapa Street, Santa Barbara, CA 93101. You must include your name and address in the written communication and indicate whether you are a shareholder of the Company. The Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate Director or Directors. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Corporate Secretary will retain a copy of such communication for review by any Director upon his or her request.

Codes of Ethics

The Board expects all Directors, as well as officers and employees, to display the highest standard of ethics, consistent with the principles that have guided the Company over the years. The Company has an enterprise-wide Code of Ethics that provides formal guidance in an increasingly complex and demanding business environment. The Code of Ethics addresses several areas of corporate citizenship, including conflicts of interest, protection of confidential information, and compliance with various banking laws and regulations. Any business interests which adversely affect the quality of work performed, compete with the Company’s activities, involve use of Company equipment, supplies, technology or facilities, or imply sponsorships or support by the Company are not permitted.

In addition, the Board has adopted an Ethics Policy that applies to the senior financial officers of the Company to ensure that the financial affairs of the Company are conducted honestly, ethically, accurately, objectively, consistent with best accounting practices and in compliance with all applicable governmental law, rules and regulations. Our CEO and CFO certify to such in all published financial statements.

Transactions with Related Persons

It is the responsibility of each Director and prospective director to disclose to the Board any relationship that could impair his or her independence or any conflict of interest with the Company, including affiliations of a Director or prospective director or an immediate family member (defined as a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone, other than domestic employees) who shares such person’s home, of a director or prospective director with a (1) customer, supplier, distributor, dealer, reseller or other channel partner of the Company; (2) lender, outside legal counsel, investment banker or consultant of the Company; (3) a significant shareholder of the Company; (4) charitable or not-for-profit institution that has received or receives donations from the Company or (5) competitor or other person having an interest adverse to the Company. This policy is stated as part of our “Statement on Corporate Governance” and can be viewed on the governance documents section of our website at www.pcbancorp.com/investors.

Some of our Directors and the companies with which they are associated are our customers, and we expect to have banking transactions with them in the future. In our opinion, all loans and commitments to lend were made in the ordinary course of our business and were in compliance with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness. In our opinion, these transactions do not involve credits which are different than extended to non-Board customers more than a normal risk of collectibility or present other unfavorable features. We have a very strong written policy regarding review of the adequacy and fairness of the our banking subsidiary’s loans to its directors and officers.

Mr. Mackall is a partner in the law firm of Seed Mackall LLP, which has provided, and continues to provide, legal services to the Company. These services include representing the Company in real estate leasing matters and litigation. For fiscal 2007 and 2008, payments made by PCB have not exceeded 5% of his firm’s gross revenue. Additionally, the firm provides legal services to estates of which the Bank is an executor and trusts of which the Bank is a Trustee. These legal services are not provided directly to the Bank, but rather to estates or trusts in which the Bank has a fiduciary role. The fees and costs billed by Seed Mackall LLP for these services to estates and trusts are excluded for purposes of determining the 5% threshold.

With respect to employees, the Company’s Code of Conduct provides written guidelines for outside business interests (sole proprietorship, partnership or ownership of ten percent or more of the stock of any business). Any outside association, business interest or employment must be disclosed in writing by the employee and may require prior approval from the division’s senior leader. Outside association or employment, which may present a conflict of interest, must be discussed with our internal audit department. The Board’s Audit Committee periodically reviews compliance with this Code.

Corporate Governance Statement and Bylaws

Our Board has adopted Corporate Governance principles that supplement certain corporate governance provisions of our Bylaws and relate to, among other things, the composition, structure, interaction and operation of the Board of Directors. Some of our key governance features and policies are summarized below.

Separate Chairman and CEO. Our Board adopted a policy to separate the roles of Chief Executive Officer and Chairman of the Board. Dr. Birch has served as independent Chairman since 2004.

Executive Sessions. Independent Directors meet in executive sessions throughout the year, including meeting annually to consider and act upon the recommendation of the Compensation Committee regarding the compensation and performance of the CEO.

Term of Office. Directors serve for a one-year term or until their successors are elected and qualified. The Board does not have term limits, instead preferring to rely upon the retirement and annual evaluation procedures described herein as the primary methods of ensuring that each Director continues to act in a manner consistent with the best interests of the shareholders and the Company.

Evaluation of Board Performance. A Board assessment and Director self-evaluation are conducted annually in accordance with an established evaluation process and includes evaluation of Director performance on committees. The Governance & Nominating Committee oversees this process and reviews the assessment and self-evaluations with the full Board.

Change in Principal Occupation of Director. An independent Director must tender his or her resignation for consideration by the Governance & Nominating Committee if there is a change in relevant circumstances (such as change of employment or residence or retirement), from that which existed at the time of the election of the Director. Ms. Odell notified the Governance & Nominating Committee that she had retired as President & Chief Executive Officer of Inogen, Inc. and would remain as an advisor to that company. The Board acknowledged her change in employment status and approved her continued service as a Director.

Director Retirement Policy. The normal retirement policy is that a Director may not stand for re-election after reaching age 72. Employee Directors may not serve as Directors once their employment with the Company ends. The Board has the discretion, however, to extend the term of a Director beyond age 72 if the Director has specific expertise which is needed by the Company during the period of the extension. The Board would continue to re-assess a term extension annually through its Board evaluation process. As noted under “Proposal 1 – Election of Directors,” the Board approved such an extension in January 2009 for Mr. Robert W. Kummer, Jr., who has extensive banking experience and consented to serve on the Board for another one-year term.

Director Criteria. The Governance & Nominating Committee reviews the appropriate skills and characteristics required of Directors in the context of the current composition of the Board of Directors with the goal of creating a balance of knowledge, experience and diversity. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and shareholder nominations. Nominees for director are evaluated, in consultation with the Company’s Chairman and by the Governance & Nominating Committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential nominees.

The Governance & Nominating Committee considers several factors when making its determination whether a nominee is qualified for the position of Director, including: independence; the highest professional and personal ethics and integrity; willingness to devote sufficient time to fulfilling duties as a Director; impact on the diversity of the Board’s overall experience in banking, finance, business, academic, technology and other areas relevant to the strategic needs of the Company; and the number of other public boards on which the candidate may serve.

Access to Independent Advisors. The Board and each Board committee have the right at any time to retain independent outside financial, legal or other advisors.

Director Stock Ownership Guidelines. Each member of the Board is expected to hold, at a minimum, an amount of shares at any one time equivalent to five times the Director’s annual retainer fee. A new Board member must own a minimum of $1,000 worth of shares at the time of election to the Board and has up to five years to attain the stock ownership requirement. In administering this policy, however, the Board takes into consideration the market fluctuations in our stock price that may create a situation in which a Director falls below the minimum requirement.

Director Education. The Company has and will continue to maintain an orientation program that consists of written material, oral presentations and site visits. New directors are encouraged to attend meetings of all Board committees to acquaint themselves with the work and operations of each committee. We also provide for ongoing director education opportunities for the Board. During 2008, all of our Directors attended and received credit for a Riskmetrics/ISS accredited in-house program conducted by the National Association of Corporate Directors in the following topics: Role of the Board in Corporate Strategy and the Role of the Governance Committee. Additionally, several of our Board members have attended accredited programs in executive and board compensation and audit and risk oversight.

Committees of the Board

The Board and its committees meet regularly throughout the year and convene executive sessions and special meetings as appropriate. During 2008, the full Board met 11 times, four of which were special meetings. The non-employee Directors met in executive session during six of the 11 meetings. No member attended fewer than 75% of the Board meetings or committee meetings on which the member sits. All continuing Directors are expected to attend our Annual Meeting of Shareholders, and 10 of our 11 directors attended our 2008 Annual Meeting of Shareholders.

The table below provides membership for each of the Board Committees as of March 2, 2009.

Director	Audit(3)	Compensation	Governance & Nominating	Executive
Dr. Birch(1)				Chairman
Mr. Hambleton		✓		✓
Mr. Horton(2)
Mr. Knopf	✓		Chairman	✓
Mr. Kummer		✓	✓	✓
Mr. Larson(2)
Mr. Leis(2)				✓
Mr. Mackall				✓
Mr. Mikles	✓
Mr. Nightingale	Chairman		✓	✓
Ms. Odell		Chairman	✓	✓
Mr. Olds	✓

(1)	Dr. Birch, an independent, non-employee Director, serves as Chairman of the Board.
(2)	Messrs. Leis, Larson and Horton are employees of the Company.
(3)	The Audit Committee serves in a dual capacity as the Audit Committee of the Company and the Bank.

In addition to the above Committees, we have the following standing Committees of the Bank:

Refund Anticipation Loan/Refund Transfer Committee

Membership: Mr. Kummer, Chairman, Mr. Larson, Mr. Leis, Mr. Mackall and Mr. Mikles.

Trust Oversight Committee

Membership: Mr. Mackall, Chairman, Mr. Hambleton, Mr. Horton and Ms. Odell.

Directors’ Loan Committee

Membership: Mr. Hambleton, Chairman, Mr. Horton, Mr. Kummer and Mr. Mackall.

Audit Committee

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accountants. The committee charter can be found through the Investor Relations link of our corporate website at www.pcbancorp.com/investors. For more information on our Audit Committee, see pages 21 through 24 of this Proxy Statement.

Compensation Committee

The Compensation Committee is comprised of three members, each of whom is an independent director under the rules of NASDAQ. The Committee has the authority to retain (at the Company’s expense) outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee held seven meetings in 2008, three of which were special meetings.

The Committee charter is posted on the Company’s website under www.pcbancorp.com/investors. A summary of the Committee’s responsibilities include:

•

Oversee the Company’s overall compensation structure, policies, and programs, and assess whether the Company’s compensation structure establishes appropriate incentives for management and employees. Annually review and approve the structure and overall size of the Company’s incentive pool used to compensate officers and employees.

•	Assess the compensation and performance of the Chief Executive Officer and recommend the CEO’s compensation package to the non-employee directors for approval.

•	Oversee the Company’s incentive compensation plans, equity-based compensation plans, and benefit plans and approve all equity awards of the Company.

•	Establish and modify the terms and conditions of employment of executive officers, by contract or otherwise, including severance arrangements and change-in-control provisions.

•	Review the compensation of directors for service on the Board and its committees and recommend changes in the compensation structure to the Board as appropriate.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under SEC rules during 2008.

Governance & Nominating Committee

The Governance & Nominating Committee provides oversight and guidance to ensure that the membership, structure, policies and processes of the Board of Directors and its Committees facilitate the effective exercise of the Board’s role in the governance of the Company. The Committee is comprised of four members, each of whom is an independent director under the rules of NASDAQ. The Committee has the authority to retain (at the Company’s expense) outside counsel experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee met four times in 2008.

The Governance & Nominating Committee charter is posted on the Company’s website under www.pcbancorp.com/investors. The Committee’s responsibilities include:

•	Recommend to the Board those directors to be selected for membership on the various Board Committees.

•	Annually recommend to the Board a slate of nominees for election at the next Annual Meeting of shareholders.

•	Review management succession plans and make recommendations to the Board regarding the selection of individuals to fill these positions.

•	Develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its Committees.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by California law. The Executive Committee did not meet in 2008.

Directors’ Loan Committee

By resolution dated January 27, 2009, the Board of Directors of the Bank established the Directors’ Loan Committee (“DLC”). The purpose of the DLC is to provide oversight on matters relating to credit and lending strategies and objectives of the Bank, including: credit risk management oversight (review of internal credit policies and establishing portfolio limits); and review the quality and performance of the Bank’s credit portfolio.

Refund Anticipation Loan/Refund Transfer Committee

The Refund Anticipation Loan/Refund Transfer Committee (the “RAL/RT Committee”) is responsible for providing oversight and guidance to management regarding the RAL/RT Programs; monitoring the operations, strategy and financial performance of the RAL/RT Programs; and ensuring that the Board of Directors has adequate information about the RAL/RT Program on a timely basis to exercise its fiduciary and governance responsibilities to the Company and its shareholders. The committee charter is posted on our corporate website at www.pcbancorp.com/investors. The RAL/RT Committee met eight times during 2008.

Trust Oversight Committee

The Trust Oversight Committee has oversight responsibility for all aspects of the trust and wealth management divisions. The committee chairman reports to the Board on matters affecting the trust and investment management and investment advisory activities of the Company. The Committee met four times in 2008, and the charter is posted on our website.

Director Compensation

Overview

Our director compensation program is designed to attract and retain qualified, independent directors to represent our shareholders on the Board and act in their best interest. The Compensation Committee, which consists solely of independent directors, has primary responsibility for reviewing and recommending any changes to our director compensation program. All recommended compensation changes require approval or ratification by the full Board of Directors. Compensation for the members of our Board is reviewed regularly by the Compensation Committee.

Our Board of Directors includes three PCB officers: Mr. Leis, who serves as President and Chief Executive Officer; Mr. Larson, who serves as Vice Chairman; and Mr. Horton, who serves as a Vice Chairman. Mr. Horton is a part-time employee of the Company and has reduced his hours, which is reflected in his compensation. While compensation for Mr. Horton is shown in the Director Compensation Table, his compensation is for employment compensation, not for Director’s fees. As named executive officers, information regarding the determination of Mr. Leis’ and Mr. Larson’s compensation can be found in the “Compensation Discussion and Analysis” and the executive compensation disclosure tables provided within this proxy. Messrs. Leis, Larson and Horton do not receive compensation for their service as Directors. Additional information regarding the compensation for Messrs. Leis and Larson can be found in the “Executive Compensation” section, while compensation information for Mr. Horton is set forth in the Director Compensation Table.

During fiscal 2008, the Compensation Committee, with the assistance of its compensation consultant, Amalfi Consulting, evaluated the competitiveness of our Board compensation program. Management is not involved in determining or recommending the Board compensation. During its evaluation process, the Compensation Committee considered the following items:

•	recent trends and developments relating to board compensation; and

•

compensation provided to directors of the same peer group institutions used for benchmarking executive compensation (a list of the peer institutions is presented in our “Compensation Discussion and Analysis”).

The Compensation Committee examined both the amounts and the components of our Board compensation program, as well as the aggregate overall board compensation costs. The Compensation Committee determined that our general Board structure is relatively consistent with the peer group. In addition, the Compensation Committee determined that the compensation structure (cash retainers, per board meeting fees and average committee meeting fees), and total compensation (fees and equity) amounts place our Directors in a competitive market position. As a result, no adjustments were made to our directors’ compensation program in 2008.

Our current compensation program for non-employee directors is shown on the following chart:

Annual Retainer Fee	$30,000
Chairman of the Board Annual Retainer Fee (1)	$160,000
Audit Committee Chairman Annual Retainer Fee	$15,000
Compensation Committee Chairman Annual Retainer Fee	$12,000
Governance & Nominating Committee Chairman Annual Retainer Fee	$8,000
Trust Oversight Committee Chairman Retainer Fee	$5,000
RAL/RT Committee Chairman Retainer Fee	$5,000
Directors’ Loan Committee Chairman Retainer Fee (new in 2009)	$5,000
Attendance Board Meeting Fee (2)	$2,000
Attendance committee meeting fee for: Audit, Compensation, Governance & Nominating, Trust Oversight, RAL/RT and Directors’ Loan Committee	$1,000
Annual Equity Grant Value (applies to all non-employee Directors)	$45,000

(1) Dr. Birch, who serves as our independent, non-employee Chairman of the Board, does not receive any compensation in addition to his annual retainer fee, except for the annual restricted stock award.

(2) The per-meeting Board fee is paid for our quarterly board meetings, which are two-day meetings, and the annual strategic planning session with management. Special Board meetings held during the year are included as part of the annual Board retainer fee, unless a special meeting calls for preparation time similar to the quarterly two-day meetings. A similar analysis applies for special Committee meetings. The Chairman of the Board makes the determination as to whether special meetings held during the year are eligible for meeting fees.

We pay the applicable retainers and meeting fees set forth above in quarterly installments. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Non-employee Directors do not receive any perquisites as part of their compensation.

Equity Compensation. For fiscal year 2008, our non-employee directors received a restricted stock award of 2,060 shares (valued at $45,000 on April 29, 2008). Our practice is to grant an annual restricted stock award on the date of each annual meeting of shareholders, which grant fully vests 12 months from date of grant.

DIRECTOR COMPENSATION

(as of December 31, 2008)

Name(1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3) (c)	Option Awards ($)(4) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) (f)	All Other Compensation ($)(6) (7) (g)	Total ($) (h)
Dr. Birch	$160,000	$104,160	$234	0	0	$3,399	$267,793
Mr. Hambleton	58,000	36,674	0	0	0	906	95,580
Mr. Horton	25,000	19,433	74,587	0	0	197,787	342,166
Mr. Knopf	62,000	46,034	27,508	0	0	1,386	136,928
Mr. Kummer	62,000	46,034	0	0	0	1,489	109,523
Mr. Mackall	58,000	36,674	0	0	0	14,106	108,780
Mr. Mikles	58,000	43,337	0	0	0	1,552	102,889
Mr. Nightingale	67,000	46,034	0	0	0	1,214	114,248
Ms. Odell	63,000	46,034	0	0	0	1,489	110,523

(1) As described in the Director Compensation Overview section, employee Directors do not receive compensation from the Company for their services as Directors. Mr. Olds’ compensation is not reflected in this table as his term as a Director began on January 1, 2009 and continues to the date of the Annual Meeting.

(2) Amounts in this column for Mr. Knopf include a deferral of his annual retainer fees in the amount of $57,000.

(3) Amounts included in this column reflect the 2008 compensation expense amounts incurred by the Company in fiscal year 2008 for restricted stock awards made in prior years. Restricted stock granted to non-employee Directors vests 12 months from the date of grant and was made pursuant to the terms of the 2002 Stock Plan and the 2008 Equity Incentive Plan. Compensation expense for restricted stock is measured based on the closing stock price on the grant date and is recognized over the vesting period. Each non-employee Director receives an annual equity award valued at $45,000 on the date of each Annual Meeting.

The amounts reflected in the table below represents the restricted stock grants that are associated with the compensation expense reported in the Directors’ Compensation Table:

Director	Date of Grant	Shares (#)	Grant Price ($)
Dr. Birch	3/01/07 9/19/07 4/29/08	1,250 3,360 2,060	$32.00 26.78 21.85

Mr. Hambleton	3/01/07 4/29/08	1,250 2,060	32.00 21.85

Mr. Horton	2/15/06 5/27/05	1,000 2,000	35.90 33.42

Mr. Knopf	3/01/07 9/19/07 4/29/08	1,250 466 2,060	32.00 26.78 21.85

Mr. Kummer	3/01/07 9/19/07 4/29/08	1,250 466 2,060	32.00 26.78 21.85

Mr. Mackall	3/01/07 4/29/08	1,250 2,060	32.00 21.85

Mr. Mikles	4/24/07 4/29/08	1,467 2,060	22.76 21.85

Mr. Nightingale	3/01/07 9/19/07 4/29/08	1,250 466 2,060	32.00 26.78 21.85

Ms. Odell	3/01/07 9/19/07 4/29/08	1,250 466 2,060	32.00 26.78 21.85

(4) The amounts included in column (d) reflect compensation costs incurred by the Company in fiscal year 2008 for a January 4, 2007 reload grant to Dr. Birch, and an August 6, 2007 reload grant to Mr. Horton. Regarding reload grants, the number of shares granted is equal to the number of shares tendered in payment of the option exercise price. The amount paid through the tender of shares is equal to the fair market value of the Company’s stock as of the date the shares are tendered. Reload option grants vest and first become exercisable one year following grant. There are also certain restrictions on reload options, which are described in the plans. No non-qualified stock options were granted to Directors in 2008. The table below shows the number of outstanding stock options for each non-employee Director as of December 31, 2008.

Non-employee Directors’

Outstanding Stock Options

(as of December 31, 2008)

Director	Stock Options
Dr. Birch	25,843
Mr. Hambleton	6,666
Mr. Knopf	25,667
Mr. Kummer	6,666
Mr. Mackall	6,666
Mr. Mikles	-0-
Mr. Nightingale	6,666
Ms. Odell	6,666

(5) The Company does not have a pension plan or other supplemental executive retirement plan for non-employee Directors. The deferred compensation plan does not provide above-market interest.

(6) Column (g) reflects quarterly dividends earned on outstanding restricted stock, as well as aggregate earnings on deferred compensation in fiscal 2008.

All Other Compensation

Non-employee Directors

Director	Dividends on Unvested Restricted Stock ($)	Aggregate Withdrawals/ Distributions on Deferred Compensation ($)	Aggregate Earnings on Deferred Compensation ($)	Total ($)
Dr. Birch	$3,399		$(20,610)	$3,399
Mr. Hambleton	906		—	906
Mr. Knopf	1,386		(162,296)	1,386
Mr. Kummer	1,489		—	1,489
Mr. Mackall	1,181	$12,925	(45,829)	14,106
Mr. Mikles	1,552		—	1,552
Mr. Nightingale	1,214		—	1,214
Ms. Odell	1,489		—	1,489

(7) Mr. Horton is an employee of the Company and receives compensation for his services as an employee. His salary amount in column (b) includes a salary deferral in the amount of $13,269. He also received a supplemental early retirement payment pursuant to an agreement in place at the time of the Company’s merger in December 1998 with the former Pacific Capital Bancorp. His amounts in the “All Other Compensation” include:

Dividends on Unvested Restricted Stock*	$2,134
Aggregate Earnings on Deferred Compensation	(12,058)
401(k) Employer Match	6,876
ESOP Dividends	24,695
Supplemental Early Retirement Payment	164,082

* At December 31, 2008, Mr. Horton held 2,250 shares of unvested restricted stock and 39,355 outstanding stock options.

Directors’ Equity Plans. As disclosed in the Director Compensation Table, non-employee Directors also are entitled to receive equity grants under the 2008 Equity Incentive Plan, which is an omnibus equity plan. In 2008, all non-employee Directors received a restricted stock grant valued at $45,000, which fully vests one year from date of grant. For further information about the equity plans, please see the Compensation Discussion and Analysis section.

Directors’ Deferred Compensation Plan. Non-employee Directors may participate in the Company’s Non-Qualified Deferred Compensation Plan and can elect to defer all or a part of their annual cash retainers and meeting fees. Participants have the option to select from several measurement funds in their deferred compensation account and can specify allocation amounts in increments of 1%. For further information, see the “Non-Qualified Deferred Compensation Plan” section of this Proxy Statement.

Proposal 2. Ratification of Independent Registered Public Accounting Firm

The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of E&Y to serve as its independent registered public accounting firm for 2009. Representatives of E&Y will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of E&Y as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of E&Y to our shareholders for ratification because we value our shareholders’ views on the Company’s independent public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG, LLP AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Audit Committee

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accountants. The Audit Committee has the authority to retain outside legal counsel, accountants and other experts or consultants, as it deems appropriate. In 2008, the Audit Committee held a total of 12 meetings; seven of which were special meetings to review financial and regulatory filings.

The Audit Committee charter is posted on the Company’s website under www.pcbancorp.com/investors. A summary of the Audit Committee’s responsibilities include:

•	Appointment, compensation, retention and oversight of the independent registered public accountants.

•

Approval of the scope, planning and staffing of the independent registered public accountants’ annual audit services; review significant accounting policies and adjustments recommended by the independent registered public accountants and address any significant, unresolved disagreements between the independent registered public accountants and management.

•	Review the annual audited financial statements with management and the independent registered public accountants prior to publishing the annual report and filing the Form 10-K with the SEC.

•

Review with the independent registered public accountants of the matters required to be discussed by the Statement on Auditing Standards (SAS) No. 61, SAS 114 and receipt of and discuss with the independent registered public accountants the disclosures regarding their independence as required by Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communication with Audit Committees Concerning Independence) and the SEC.

•

Review with management and the independent registered public accountants any significant changes, significant deficiencies and material weaknesses regarding internal controls over financial reporting required by the Sarbanes Oxley Act. Oversight of the corrective action taken to mitigate any significant deficiencies and material weaknesses identified and ensure proper disclosure in the financial statements.

•

Review with management and the independent registered public accountants of the effect of any regulatory and accounting initiatives, changes, pronouncements as well as unique transactions and financial relationships.

•	Review with management and the independent registered public accountants the Company’s Code of Ethics and Ethics Policy to ensure that they are adequate and up to date.

•	Oversight of the internal audit department and the audits directed under its auspices.

•

Review with management the results of all Regulatory Reports of Examination and provide oversight of the work plan, which will bring the Company into compliance with regulatory recommendations in a timely manner.

•	Oversight of complaints or anonymous expressions of concern from employees or others received by the Company regarding accounting, internal accounting controls, or auditing matters.

•	Establishment of a policy to ensure all non-audit services provided by the independent registered public accountants are approved prior to work being performed.

•	Ensuring that the lead and concurring partner of the independent registered public accountants serves in that capacity for no more than five fiscal years for the Company.

Audit Committee Financial Experts and Qualifications

The Board of Directors has determined that Mr. Nightingale, the Chairman of the Audit Committee, is an “audit committee financial expert” for purposes of the SEC’s rules and that each of the members of the Audit Committee is independent, as defined by the rules of NASDAQ. In addition, Audit Committee members meet the following criteria established by the Board of Directors:

•

Each member is independent of management, as the Federal Deposit Insurance Corporation Improvement Act (FDICIA), Sarbanes Oxley Act, Office of the Comptroller of Currency, Federal Reserve Board, the SEC and NASDAQ define such independence.

•

No member has a borrowing relationship with Pacific Capital Bank N.A. or divisions of PCB N.A. that are of such size or importance to the member as to compromise the member’s independence. Moreover, as a Director subject to Regulation “O” of the Federal Reserve Board, each member is also subject to the limitations and restrictions on borrowings as defined in the Company’s credit policy.

•	Members have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.

•

No member is a large customer, director, employee or agent of, or otherwise represents, a large customer of the Company, as such terms are defined in applicable regulations or guidelines of the Office of the Comptroller of Currency, Federal Reserve Board and NASDAQ.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the completeness and accuracy of financial statements and the reporting processes, including the system of internal controls.

The Audit Committee is comprised of four independent directors and operates under a written charter approved by the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting, financial reporting and internal controls. Members of the Audit Committee are “independent” as defined by SEC and NASDAQ standards. A financial expert, as defined by SEC rules, chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accountants.

The Audit Committee meets and holds discussions with management and its independent registered public accountants, Ernst & Young LLP (E&Y). The Audit Committee has read and discussed the audited financial statements for fiscal year 2008 with management and E&Y. The Chief Executive Officer and the Chief Financial Officer have certified that, based on their knowledge, the financial statements and other financial information included in the annual SEC Form 10-K report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company. Also, the Audit Committee has discussed with management and E&Y, management’s assertions of the effectiveness of the Company’s internal controls as they relate to financial reporting.

Discussions were also held with E&Y concerning matters required by the Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees) and SAS No. 114 (The Auditor’s Communication with Those Charged with Governance). In addition, the Audit Committee has received and reviewed the disclosures required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communication with Audit Committees Concerning Independence) and the SEC and has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report for the year ended December 31, 2008 on SEC Form 10-K.

The Audit Committee has discussed with management and E&Y, independence issues regarding the fees that were billed by E&Y during the fiscal year 2008. The Audit Committee approved audit, audit-related and tax services.

Pacific Capital Bancorp Audit Committee

Richard Nightingale, CPA, Chairman

Roger Knopf

Lee Mikles

John T. Olds

Audit and Non-Audit Fees

Fees for the audit of the Company’s annual financial statements for the years ended December 31, 2008, and December 31, 2007, and fees billed for other services rendered by E&Y during those periods.

	2008	2007
Audit Fees[1]	$2,035,000	$2,304,742
Audit-Related Fees[2]	352,000	171,125
Tax Fees[3]	240,550	160,000
All Other Fees[4]	0	0

Total Fees	$2,627,550	$2,635,867

(1) Audit fees are fees for professional services rendered by the Company’s independent registered public accountants for the annual audit of the Company’s financial statements and quarterly review of financial statements, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years. These fees include the audit of internal controls over financial reporting required by section 404 of the Sarbanes Oxley Act.

(2) Audit-related fees are for assurance and related services by the Company’s independent registered public accountants that are reasonably related to the performance of the annual audit or quarterly review of the Company’s financial statements and are not reported under audit fees. In 2008 and 2007, E&Y provided audit-related services for the Refund Anticipation Loan (RAL) agreed upon procedures, section 404-advisory assistance and SEC reporting. In 2007, audit-related fees included a first quarter 2007 restatement on Form 10-Q.

(3) Tax fees are fees for professional services rendered by the Company’s independent registered public accountants for tax compliance, tax advice, and tax planning. In 2008 and 2007, Washington Council Ernst & Young provided tax legislative and policy services dealing with proposals before Congress that would modify the Internal Revenue Code rules governing refund anticipation loans. Amounts in this column represent fees paid to this firm.

(4) All other fees are fees for products and services provided by the company’s independent registered public accountants, other than the services reported under audit fees, audit-related fees, and tax fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that the independent registered public accountants may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accountants.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accountants to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

In 2008, E&Y’s fees for audit-related services were approximately 17% of audit fees and for tax services approximately 12% of audit fees. All of the audit-related fees and tax fees disclosed above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The table below shows the number of shares of our common stock beneficially owned as of March 2, 2009 by (a) each of our Directors; (b) our Named Executive Officers; and (c) our Directors and Executive Officers as a group.

Name	Number of Shares Owned(1)	Right to Acquire Shares(2)	Percent of Outstanding Shares(3)
Edward E. Birch(5)	48,284	6,666	*
Richard S. Hambleton, Jr.(6,7)	13,978	6,666	*
D. Vernon Horton(1,5,6)	152,013	39,355	*
Roger C. Knopf(5,6,8)	461,183	23,987	*
Robert W. Kummer, Jr.(6,9)	10,688	6,666	*
Clayton C. Larson(1,4,5,6)	153,840	43,768	*
George S. Leis(1)	35,424	22,117	*
John R. Mackall(6)	46,487	6,666	*
Lee E. Mikles	3,527	0	*
Richard A. Nightingale(10)	21,268	6,666	*
Kathy J. Odell(11)	10,520	6,666	*
John T. Olds	1,500	0	*
Frederick W. Clough(1)	21,932	17,961	*
Bradley S. Cowie(1)	9,429	6,514	*
Stephen V. Masterson	11,337	1,500	*
Donald Toussaint(1)	11,695	18,156	*
Directors and Executive Officers as a Group (22 persons)(1)	1,055,895	246,552	2.24%

(1) Some of our executive officers and employee directors own shares through the ESOP and/or the 401(k) plan. These totals are not included in the chart above to avoid duplication. Mr. Masterson does not own any shares through the ESOP or the 401(k) Plan. Shares owned as of record date by our Named Executive Officers and employee directors are noted in the following chart.

Name	ESOP shares	401(k) shares
Mr. Leis	54	1,182
Mr. Cowie	1,384	0
Mr. Horton	28,071	0
Mr. Larson	27,681	0
Mr. Clough	648	8,572
Mr. Toussaint	1,255	6,196

(2) This column includes exercisable stock options within 60 days following record date, March 2, 2009. For Dr. Birch, Messrs. Hambleton, Knopf, Kummer, Mackall, Nightingale and Ms. Odell, the options to purchase 6,666 shares expire on April 27, 2009.

(3) Percentages are stated to include exercisable stock options, and the asterisk represents less than 1% of outstanding shares.

(4) Totals for Mr. Larson include shares held in a brokerage account that may be pledged from time to time. Hedging, pledging, hypothecating, or using stock in any manner in which an insider might lose control over the timing of a sale is prohibited by Company policy, unless such person has obtained prior approval. The Board acknowledged and ratified Mr. Larson’s margin account.

(5) Includes shares held in a trust account.

(6) Includes shares held in an IRA account.

(7) Mr. Hambleton’s total includes 533 shares held by his spouse.

(8) Mr. Knopf’s total includes 6,702 shares held as custodian for minors.

(9) Mr. Kummer’s total Includes 170 shares held by his spouse.

(10) Mr. Nightingale’s total includes 2,667 shares held by his spouse.

(11) Ms. Odell’s total includes 3,242 shares held jointly with her spouse.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned ($)	Percent of Outstanding Shares (%)
Common shares	Barclay’s Global Investors 45 Fremont St. San Francisco, CA 94105	4,147,844	8.90
Common shares	Earnest Partners LLC 75 Fourteenth St. Atlanta, GA 30309	2,894,404	6.21
Common shares	The Charles Schwab Trust Company, Trustee of the Pacific Capital Bancorp ESOP and the 401(k) Plan	1,589,445	1.51

As more fully disclosed in our report on Form 10-K, the Company, as part of the TARP CPP, entered into a Letter Agreement with the United States Department of the Treasury (“U.S. Treasury”) pursuant to which the Company agreed to sell 180,634 shares of Preferred Stock to the U.S. Treasury, along with a warrant to purchase 1,512,003 shares of Common Stock (the “Warrant Shares”) at an initial exercise price of $17.92 per share. The U.S. Treasury currently owns all issued and outstanding Preferred Stock of the Company. The table above does not reflect the U.S. Treasury’s ownership of the Preferred Stock because, subject to the terms of the Certificate of Designations of the Preferred Stock, the Preferred Stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Preferred Stock. The table does not reflect beneficial ownership by the U.S. Treasury of the Warrant Shares because, pursuant to the Letter Agreement, the U.S. Treasury does not have any voting rights with respect to the Warrant Shares.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act requires our officers and directors to file reports of ownership and changes of ownership with the SEC. Our officers and directors are required by SEC regulation to furnish us with copies of all Section 16(a) forms so filed. As a matter of practice, our administrative staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based on review of copies of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to officers, Directors and greater than 10% beneficial owners were timely filed.

Proposal 3—Approval of a Non-binding Advisory Proposal on the Compensation of our Named Executive Officers

As a result of our participation in the Capital Purchase Program portion of the federal government’s Troubled Asset Relief Program (“TARP CPP”), we are subject to the provisions of the Emergency Economic Stabilization Act of 2008, which was recently amended by the American Recovery and Reinvestment Act of 2009 to provide additional executive compensation requirements. As a result, we are required to submit to our shareholders a non-binding proposal to approve the compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and any related disclosure. Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement outlining the Company’s executive compensation program.

Accordingly, the Board of Directors hereby submits for shareholder consideration, the proposal set forth below, commonly known as a “say-on-pay proposal”:

“Resolved, that the shareholders hereby approve the compensation of our named executive officers as reflected in this proxy statement and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and all related material.”

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders, and, accordingly, recommends a vote in favor of this proposal.

In the event this non-binding proposal is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Compensation Committee, nor create or imply any additional fiduciary duty by the Board of Directors or Compensation Committee, nor shall such a vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and Compensation Committee will consider the non-binding vote of our shareholders on this proposal when reviewing compensation policies and practices in the future.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Named Executive Officers

Biographical information for Messrs. Leis and Larson is set forth under the heading “Director Nominees.” Biographical information for our other NEOs is set forth below.

Stephen V. Masterson

Executive Vice President and Chief Financial Officer

Mr. Masterson, 39, is Executive Vice President and Chief Financial Officer and joined the Company on March 24, 2008. From 2002 through 2008, Mr. Masterson was a partner at Grant Thornton LLP, a global accounting, tax and business advisory firm where he was most recently the Partner-in-Charge for the firm’s Woodland Hills office in Los Angeles, California. From 1992 through 2002, Mr. Masterson was employed by Arthur Andersen LLP in their Los Angeles office. He holds a Bachelor of Science degree in Commerce and Business Administration with a major in Accounting from the University of Alabama. Mr. Masterson is a Certified Public Accountant in California and is also a member of the American Institute of Certified Public Accountants.

Donald Toussaint

Executive Vice President, Commercial Banking & Wealth Management Group

Mr. Toussaint, 57, is Executive Vice President, Commercial/Wealth Management Group. He joined PCB in 1999 as Senior Vice President and Division Manager, Commercial Banking Group. He was appointed Executive Vice President and Division Manager, Business Banking Group in 2001. A Phi Beta Kappa graduate of Colby College, he earned his Bachelor’s of Arts degree in Administrative Sciences and an MBA from the University of California, Los Angeles. Toussaint has over 30 years of banking expertise.

Frederick W. Clough

Executive Vice President and General Counsel

Mr. Clough, 65, is Executive Vice President and General Counsel. From 2006 through March 2007, he also served as Chief Administrative Officer of the Company. Prior to joining the Company in 2001, Mr. Clough was the Managing Partner of the Santa Barbara law firm of Reicker, Clough, Pfau, Pyle, McRoy & Herman, LLP. Mr. Clough is the Chairman of the Board of Directors of the Council on Alcohol and Drug Abuse and a past president of the Boards of Directors of the Santa Barbara Zoo and the Child Abuse Listening & Mediation. Mr. Clough holds a Bachelor of Arts from Stanford University, and a Juris Doctorate from UCLA School of Law.

Bradley S. Cowie

Senior Vice President, Community Lending

Mr. Cowie, 47, served as Interim Chief Financial Officer from August 3, 2007 through March 24, 2008. After Mr. Masterson’s appointment as CFO, he continued to serve in this position as Chief Risk Officer which he assumed in 2006. Mr. Cowie was appointed Senior Vice President, Community Lending in September 2008. He joined the Company in April 1996 as an internal auditor. He holds a Bachelor’s degree from Westmont College; an MBA in International Management from American Graduate School of International Management; and is a Certified Public Accountant.

Compensation Discussion and Analysis

Overview

Like most companies in the financial services sector, the deteriorating economy and recent market volatility had a significant negative impact on the Company’s 2008 results of operations and on the price of the Company’s common stock. The effect of these events and concerns that the economy may be weak for some period of time, have been reflected in the compensation of the Company’s named executive officers for 2008, and in a number of executive compensation-related actions that have been taken by the Company and the Compensation Committee with respect to 2009.

The objectives of the Company’s executive compensation program are to align a significant portion of each executive officer’s total compensation with the annual and long-term performance of the Company and the interests of the Company’s shareholders. The Company’s Performance-Based Annual Incentive Compensation Plan (“Incentive Plan”), which plays a key role in fulfilling this objective, is designed specifically to establish a direct correlation between the annual incentives awarded to the participants and the financial performance of the Company.

The Company and the Compensation Committee believe our compensation philosophy, policies and objectives outlined within this Compensation Discussion and Analysis (“CD&A”) are appropriately designed to allow us to effectively compensate our employees both during times of positive performance and in times of weak performance such as today’s difficult economy. Consistent with our philosophy and objectives, as the Company’s performance fell below “threshold” level, none of the Named Executive Officers received annual incentive bonuses with respect to the corporate objective portion of the 2008 incentive plan. In addition, the Compensation Committee used its discretion in determining not to make any cash incentive payments to the Named Executive Officers for achievement of individual or department performance goals, even though certain individual performance levels exceeded the threshold level. The Committee determined that specific individual performance by the Named Executive Officers in achieving Incentive Plan targets would be rewarded through equity compensation and all such payouts would be in the form of restricted stock, subject to restrictions in the amended Emergency Economic Stabilization Act of 2008 (“EESA”).

In 2009, the Compensation Committee has taken a number of additional actions in response to the adverse economic conditions, including a freeze on all employees’ base salaries (except for employee promotions) for 2009. Given concerns about performance targets and long-range forecasting during these uncertain times, the Committee, with the assistance of its compensation consultant, is reviewing our 2009 incentive plan to assure goals will result in shareholder value and continue to motivate and retain our senior management.

The Company and the Compensation Committee have taken and will continue to take steps necessary to comply with the requirements imposed in connection with the Company’s participation in the Capital Purchase Program (as discussed below). These steps included the Compensation Committee undertaking an analysis to review the relationship between the Company’s risk management policies and practices and its incentive compensation arrangements for the Named Executive Officers in order to identify any features in the executive compensation program that might lead to unnecessary or excessive risk taking that could threaten the value of the Company.

Effect of the Emergency Economic Stabilization Act of 2008

On October 14, 2008, the U.S. Department of the Treasury (“U.S. Treasury”) announced a program under the EESA. Pursuant to this program, the U.S. Treasury would make preferred stock investments in participating financial institutions (the “Capital Purchase Program” or “TARP CPP”). We participated in the Capital Purchase Program in November 2008 by selling preferred stock and common stock purchase warrants to the U.S. Treasury. As a result, we became subject to certain executive compensation requirements under EESA, U.S. Treasury regulations, and the contract pursuant to which we sold such preferred stock. Those requirements apply to what the U.S. Treasury refers to as our Senior Executive Officers (“SEOs”). Presently, our SEOs are the same individuals who are our NEOs. Those requirements are:

•

Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. EESA prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

•

Risk Review. U.S. Treasury regulations require the Committee to review SEO incentive compensation arrangements with our senior risk officers to ensure that SEOs are not encouraged to take such risks. The regulations also require the Committee to meet at least annually with our senior risk officers to discuss and review the relationship between our risk management policies and practices and the SEO incentive compensation arrangements. The Compensation Committee has performed this review, and its conclusions are included in its report within this Proxy Statement. The Committee concluded that our incentive compensation arrangements do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution in part because:

•	Our cash incentive plan imposes a specific dollar maximum amount for each participant.

•	Our equity incentive plan imposes annual grant limits that apply on an individual basis.

•	The Committee targets the median of peer practice effectively limits the size of awards.

•

Clawback. EESA requires the Company to recover any bonus or incentive compensation paid to an SEO where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate. Each SEO has contractually agreed to abide by this provision.

•

Golden Parachutes. The Company contractually agreed to abide by a provision of EESA which limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service. EESA also amended Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Each SEO has contractually agreed to abide by the limits imposed by EESA for so long as the limit applies to the Company and to the SEO. The changes to our Change in Control agreements as a result of EESA and Section 280G are discussed below under the heading “Tax Considerations” and “Change in Control Agreements.”

•

Limit on Tax Deduction. We contractually agreed to abide by a provision of EESA and Treasury Department regulations which limits our tax deduction for compensation paid to any SEO to $500,000 annually. The provision of EESA amended the Internal Revenue Code by adding 162(m)(5). Section 162(m)(5) imposes a $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion for the Company. We discuss the effect of this provision in greater detail under the heading, “Tax Considerations.”

•

Binding SEO Agreements. Prior to selling the Company’s preferred stock to the U.S. Treasury, each of our SEOs executed an agreement which reduces his compensation and other benefits to the extent necessary to comply with these EESA requirements. These agreements will remain effective for so long as Treasury owns any of the Company’s CPP debt or equity securities.

Effect of the American Reinvestment and Recovery Act of 2009

On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. ARRA amends Section 111 of EESA to delete it in its entirety to add new Section 111 executive compensation requirements for TARP CPP participants. ARRA also includes provisions directing the Secretary of the U.S. Treasury and the SEC to impose additional limits on compensation of executives of companies that participate in the Capital Purchase Program as long as the U.S. Treasury owns preferred stock and/or stock purchase warrants of such companies under the Capital Purchase Program.

Key features of the ARRA as they apply to the Company are:

•

A prohibition of the payment of any “bonus, retention award, or incentive compensation” to the five most highly-compensated employees for as long as any TARP CPP related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009.

•

“Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all TARP CPP obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

•

Prohibition on making any severance/golden parachute payments to any SEO or any of the next five most highly compensated employees upon termination of employment for any reason for as long as any TARP CPP obligations remain outstanding.

•

Recovery of any bonus or other incentive payments paid to any SEO or the next 20 most highly compensated employees that were made based on financial statements or other criteria that are later found to be materially inaccurate.

•	Prohibition on compensation plans that “encourage” earnings manipulation.

•	A requirement that the CEO and CFO provide a written certification of compliance with the executive compensation restrictions in ARRA in the Company’s annual filings with the SEC.

•	Implementation of a company-wide policy regarding excessive or luxury expenditures.

•

The U.S. Treasury will review bonuses, retention awards, and other compensation paid to the SEOs and the next 20 most highly compensated employees of each company receiving TARP CPP assistance before ARRA was enacted, and may “seek to negotiate” with the TARP CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the TARP CPP or otherwise in conflict with the public interest.

In accordance with the ARRA and based on recent guidance issued by the SEC, the Board of Directors authorized a non-binding advisory shareholder vote on the Company’s executive compensation plans, programs and arrangements. See “Proposal 3 – Approval of a Non-binding Advisory Proposal on the Compensation of our Named Executive Officers.”

Named Executive Officers

Throughout this proxy statement, the individuals listed below are referred to as the “Named Executive Officers” (“NEOs”):

•	President and Chief Executive Officer, Mr. Leis;

•	Executive Vice President and Chief Financial Officer, Mr. Masterson;

•	Vice Chairman, Executive Vice President, Banking Operations, Mr. Larson;

•	Executive Vice President and General Counsel, Mr. Clough;

•	Executive Vice President, Commercial Banking & Wealth Management Group, Mr. Toussaint; and

•	Interim Chief Financial Officer, Mr. Cowie (August 3, 2007 through March 24, 2008)

Roles and Responsibilities in Determining Executive Compensation

The Role of the Compensation Committee. The Compensation Committee has responsibility, authority and oversight of Pacific Capital Bancorp’s overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies; assures that our compensation practices promote shareholder interests; and administers compensation plans for both executive officers and non-executive employees. The Committee’s responsibilities in determining executive compensation include:

•

Establishing goals and objectives relevant to compensation of the CEO; evaluating and approving goals and objectives for other executive officers; and evaluating performance in light of those goals and objectives;

•	Evaluating and recommending the compensation (including equity-based compensation) for the CEO to the independent members of the Board of Directors for approval; and

•	Evaluating and approving the compensation (including equity-based compensation) for the other executive officers.

The Committee determines the compensation of the CEO in its sole discretion and is assisted by its compensation consultant, Amalfi Consulting, for recommendation to the independent members of the Board of Directors for approval. In executive session with the non-employee directors, the Committee Chairman presents the Committee’s recommendations on CEO compensation and reviews the Committee’s process and deliberations in evaluating the CEO’s performance against his pre-established goals to reach a determination of fair and reasonable compensation for the CEO. The non-employee directors vote on the Committee’s recommendation.

In making determinations regarding compensation for other executive officers, the Committee considers the recommendations of the CEO and the input received from its compensation consultant. Because Mr. Leis works most closely with and supervises our executive team, the Committee believes that Mr. Leis provides valuable insight in evaluating their performance. Accordingly, Mr. Leis provides the Committee with his assessment of each individual’s performance relative to their responsibilities and pre-established corporate and individual goals for the fiscal year. The Committee also considers publicly available information regarding the competitive market for talent, and reviews the peer group compensation analysis provided by its compensation consultant. Mr. Leis also provides the Committee with additional information regarding the effect, if any, of market forces, changes in strategy or priorities, as well as any specific challenges faced or overcome by each individual during the prior fiscal year.

The Committee has absolute discretion as to whether it approves the CEO’s recommendations for the other executive officers or makes adjustments, as it deems appropriate. The Committee advises the Board of its deliberations and decisions.

The chart below summarizes the authorities and decision process in determining executive compensation.

Role in Decision Process
	Plan/Governance	CEO	Compensation Committee	Board of Directors
CEO
Base Salary		No input	Reviews and recommends	Approves
Variable Compensation	Performance-Based Annual Incentive Plan	No input	Reviews and recommends	Approves
Long-Term Incentives	2008 Stock Plan	No input	Reviews and recommends	Approves

Section 16 Officers (includes NEOs)

Base Salary		Reviews and recommends	Approves
Variable Compensation	Performance-Based Annual Incentive Plan	Reviews and recommends	Approves
Long-Term Incentives	2008 Stock Plan	Reviews and recommends	Approves

The Role of our Compensation Consultant. The Committee has engaged Amalfi Consulting to act as consultant to the Committee on all compensation matters. The scope of the engagement for 2008 included:

•	Total compensation analysis for the CEO (including base salary, annual cash incentive targets, long-term incentive targets and other compensation)

•	Total compensation analysis for the NEOs and other senior officers (including base salary, annual cash incentive targets, long-term incentive targets and other compensation)

•	Proxy Statement review and assistance

•	Board of Directors compensation review

•	Review and comment on recommendations by management, including executive pay programs, the peer group, and benefit programs

•	Market trends analysis and review of legislative actions related to executive compensation

The compensation consultant also provides services to management from time to time, which are pre-approved by the Committee. We do not believe that this arrangement represents a conflict of interest as the consulting contract is with the Compensation Committee, and the Committee Chairman pre-approves any services provided by Amalfi Consulting to management. During 2008, management engaged Amalfi Consulting to provide assistance in the design and structure of our high-performance annual incentive plan (“Incentive Plan”) for the organization and to provide market-based compensation analysis for certain mid-management positions.

The Peer Group

A peer group of 20 banking institutions ranging in asset size from $4 billion to $16.5 billion (the “Peer Group”) is utilized to assist the Committee in evaluating the competitiveness of the Company’s executive compensation programs. The Peer Group banks are targeted to have business model concentrations in wealth management and consumer and commercial loans similar to the Company. The Committee generally reassesses its Peer Group on an annual basis and modifies the list as it believes necessary to reflect those banking institutions it considers to be similar to Pacific Capital Bancorp’s business model. The Peer Group is also constructed with attention to geographical disbursement to enhance the group’s regional and national representations.

The Committee reviews our relative ranking to the Peer Group with regard to various measures including total assets, asset growth, return on average assets, return on average equity, net interest margin, efficiency ratio, core EPS growth, non-performing assets as a percent of total assets, total three-year returns, number of branches, and consumer and commercial loan percentages. The term “core” refers to all operations of the Company, excluding the RAL/RT Programs. The Committee believes that surveying measures such as base salaries, cash compensation and total compensation paid by companies in the Peer Group can serve as a useful comparative tool to determine market competitiveness for executive talent. However, the Committee recognizes that executives in different companies can play significantly different roles, even though they may hold the same nominal positions. Moreover, it is not possible to determine from the available information about Peer Group compensation anything relating to the respective qualitative factors that may influence compensation, such as the performance of individual executives or their perceived importance to their company’s business. The Committee looks to information about the Peer Group only as a guide to “benchmark” compensation for the NEOs.

The specific Peer Group is listed below.

City National Corporation, Beverly Hills, CA	First Midwest Bancorp, Inc., Itasca, IL
Susquehanna Bancshares, Inc., Lititz, PA	Boston Private Financial Holdings, Inc., Boston, MA
UCBH Holdings, Inc., San Francisco, CA	CVB Financial Corp., Ontario, CA
East West Bancorp, Inc., Pasadena, CA	Central Pacific Financial Corp., Honolulu, HI
Cathay General Bancorp, Los Angeles, CA	Western Alliance Bancorporation, Las Vegas, NV
Wintrust Financial Corporation, Lake Forest, IL	Sterling Bancshares, Inc., Houston, TX
SVB Financial Group, Santa Clara, CA	AMCORE Financial, Inc., Rockford, IL
First Niagara Financial Group, Inc., Lockport, NY	Banner Corporation, Walla Walla, WA
MB Financial, Inc., Chicago, IL	PacWest Bancorp, San Diego, CA
Umpqua Holdings Corporation, Portland, OR	Westamerica Bancorporation, San Rafael, CA

Elements of Total Compensation

The executive compensation program for our executives, including the NEOs, is comprised of three principal elements: base salary; cash incentive bonuses and long-term equity-based compensation. Cash incentive payments and long-term equity awards are awarded contingent upon satisfaction of corporate, departmental, and individual performance goals. Total executive compensation elements offer executives an opportunity to earn up to the 75th percentile of our Peer Group market compensation for superior performance, balanced by the risk of lower compensation when performance is less successful.

Our executives, including the NEOs, are generally eligible for the same health and dental insurance, life and accidental death insurance, disability insurance, and other similar benefits as the rest of our salaried employees. Our 401(k) Plan offers a Company match as follows: $1.00 for every $1.00 of voluntary employee contributions up to 3% of employee compensation and $0.50 for every $1.00 of the next 3% of compensation up to a maximum of 4.5% of compensation.

We do not offer a non-qualified defined benefit pension plan. To develop business relationships and potential clients, we also reimburse certain senior executives for membership dues and provide a monthly car allowance of $1,000 for those executives whose responsibilities require automobile travel within our market area.

Base Salary

Our philosophy is to position base salaries at close to market median levels in order to remain competitive in attracting and retaining executive talent. The Committee reviews the NEOs’ base salaries annually and considers a number of factors, including: the executive’s experience, sustained level of performance in the position, and average base salaries paid to comparable executives of the Peer Group. Base salaries paid by companies in the Peer Group are viewed as useful comparative information, but in order to obtain the most representative compensation data for an executive officer based on his/her unique scope or responsibility, the Committee may look at compensation data for senior executives at companies other than the primary Peer Group in setting base salary.

CEO 2008 Base Salary Decision

The Committee reviews CEO performance throughout the year, but generally makes adjustments to compensation, if any, in February following its review of performance in the prior fiscal year. The Committee met in February 2008 to establish the CEO’s compensation for 2008. In establishing CEO compensation, the Committee considered corporate financial performance, the CEO’s specific performance against goals, including qualitative goals, and Peer Group analysis of compensation for this position. The Committee was assisted in its deliberations by Amalfi Consulting. In determining CEO base salary for 2008, some of the factors considered by the Committee included:

•	In April 2007, Mr. Leis assumed the role of CEO, and within 60 days laid out a transition plan for management and operations within several areas of the organization;

•	he moved quickly to successfully divest business units that did not fit the Company’s long-range strategic business model;

•	he was highly effective in elevating engagement of the employee base in pursuit of the Company’s vision and strategic plan for the Company; and

•	he demonstrated leadership in implementing a high-performance culture by re-aligning compensation programs to focus on strategic initiatives critical to Company performance.

The Peer Group analysis showed that Mr. Leis’ base salary of $500,000 compared to the 16th percentile of the Peer Group. Based upon the Committee’s evaluation of corporate performance and the CEO’s specific goal based performance, the Committee recommended to the non-employee Directors a $100,000 increase to Mr. Leis’ base salary to reflect his performance and leadership of the Company. This adjustment brought his base salary compensation up to the 40th percentile of the Peer Group. This action was approved by the independent members of the Board of Directors and became effective on March 1, 2008.

        2008 Base Salary Decisions for the Other NEOs

Pursuant to our compensation philosophy and policies, the CEO recommends compensation for the NEOs to the Committee. In January 2008, Mr. Leis met with the Committee to review the performance of each of the NEOs against pre-established objectives, as well as their individual contributions and leadership abilities. Mr. Leis recommended base salary adjustments for certain NEOs. In evaluating Mr. Leis’ recommendations, the Committee also considered the Executive Officers’ Peer Group analysis presented by Amalfi Consulting and compared base salary ranges for the NEOs to the 50 th percentile.

The table below identifies actions taken with respect to NEO salaries by the Committee, and such actions became effective on March 1, 2008.

NEOs (other than the CEO)	Base Salary Action
Mr. Masterson	$325,000*
Mr. Larson	$265,000 (no change)
Mr. Clough	$230,000 (no change)
Mr. Toussaint	Increased base salary by $14,000 to $220,000 (represents 6.8% increase)
Mr. Cowie (Interim CFO)	Increased base salary from $175,000 to $180,250 (represents 3% increase)

*On February 6, 2008, Mr. Masterson accepted an offer of employment and agreed to the terms of an offer letter with the Company in connection with his pending position as Executive Vice President and Chief Financial Officer, which offer included a base salary of $325,000. Please see “Executive Employment Agreements and Other Arrangements” section within this Proxy Statement for further information about the terms of his offer letter.

Incentive Compensation

The Performance-Based Annual Incentive Plan (“Incentive Plan”) is designed to support a pay-for-performance culture and is intended to reward and retain high performers and to create an environment where employees are rewarded in cash, equity and/or both if the Company and individuals/departments achieve or exceed pre-determined annual performance criteria. It is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of pre-determined Company and department/individual performance criteria. The Compensation Committee and the Board of Directors approve the Incentive Plan and any changes on an annual basis.

Annual Cash Incentive Compensation

The Incentive Plan design incorporates a tiered approach with annual cash incentive awards that are linked to the achievement of pre-defined performance goals. The incentive ranges (as a percent of salary) are designed to provide market competitive payouts for the achievement of threshold, target and maximum performance goals. Establishment of the performance levels (threshold, target, and maximum) takes into account all factors that the Committee deems relevant, including market conditions and the Committee’s assessment of the aggressiveness of the level of growth reflected in the financial performance ranges.

Setting award opportunity levels under the Incentive Plan

Each NEO is assigned a target award opportunity expressed as a percentage of base salary. Actual cash incentives/bonuses awarded could be higher or lower than the target depending on the Company’s corporate performance and the officer’s individual and/or department performance. If the Company does not meet its threshold performance level, there is no payout for the Company’s performance objective portion of the annual cash incentive payout, but executives remain eligible to receive payouts related to their department or individual performance objectives. The table below provides a summary of the incentive award opportunities for the CEO and the other NEOs for fiscal 2008.

	Incentive Award Opportunities (Percent of 2008 Base Earnings)			Performance Objectives (Weighting)
Named Executive Officers	Threshold	Target	Maximum	Company	Dept/ Individual
Mr. Leis	0%	75%	150%	100%	0%
Mr. Masterson	0%	50%	100%	40%	60%
Mr. Larson	0%	50%	100%	50%	50%
Mr. Clough	0%	50%	100%	60%	40%
Mr. Toussaint	0%	50%	100%	50%	50%
Mr. Cowie	0%	25%	50%	50%	50%

Incentive Plan Funding and Payouts

Each year the Compensation Committee receives recommendations from senior management for financial performance targets and performance ranges for the Company that are deemed by management to be worthy of incentive payout if achieved. The Committee reviews the recommendations with senior management and the Committee’s compensation consultant. From the approved recommendations, the Committee and management agree on the overall Company goal, which is the metric that the Company must achieve for the Company portion of the Incentive Plan to be funded at the budgeted level. The Committee reports their determination to the full Board. For fiscal year 2008, the overall Company metric was based on “net income after taxes” for the Core Bank.

For 2008, the Committee approved a $7 million annual cash incentive bonus accrual amount to fund targeted Incentive Plan performance. In March 2008, recognizing that actual results were not meeting 2008 plan projections, Mr. Leis recommended the Company reduce the annual cash incentive bonus accrual amount in the budget to $3.5 million, which the Committee endorsed. The actual cash payout amount for fiscal 2008 was $2.4 million, all of which was paid to Incentive Plan participants other than the NEOs and direct reports of the CEO. The NEOs and direct reports of the CEO did not receive any annual cash incentive awards for fiscal year 2008. Mr. Cowie served as interim CFO from August 2007 until March 2008 and therefore is shown in this Compensation Discussion and Analysis as an NEO. However, subsequent to March 2008, Mr. Cowie was not a direct report to the CEO. The Committee determined that he was eligible to receive a cash incentive for his individual goal component.

Measuring performance under the Incentive Plan

At the end of the fiscal year, the Committee reviews performance results compared to the pre-established goals and determines the applicable cash incentive/bonus payouts, if any, earned by the NEOs. Under the terms of the Incentive Plan, performance goals are limited to certain Company, affiliate, operating unit and division financial performance measures. Performance goals may be expressed on an absolute or relative basis, and may take into account the exclusion of certain items deemed appropriate by the Committee. The Compensation Committee of the Board of Directors has the sole ability to decide if an extraordinary occurrence totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the current Incentive Plan year, and whether the awards should be adjusted to reflect the effects of these events. The Committee utilized this discretion to reduce 2008 annual cash incentive payouts below formula.

Equity-Based Compensation

The Committee believes that equity-based compensation aligns the interest of our executives with those of our shareholders. While short-term cash incentives support our “pay-for-performance” compensation philosophy, the Committee believes that long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals, sustainable growth and overall performance.

The Compensation Committee approves all equity awards, and our annual equity incentive awards are not approved until after the release of our year-end earnings. The Committee has the authority to approve equity awards for the NEOs, and in the case of Mr. Leis, the non-employee Directors meet in executive session to consider the recommendation of the Compensation Committee and approve his equity award.

Equity Plan Summary

Our 2008 Equity Incentive Plan (the “2008 Plan”) is an omnibus equity plan which provides the Company with flexibility and the ability to use different equity vehicles to meet strategic compensation goals, including: stock options, stock appreciation rights, restricted stock; and performance units (“Awards”). The 2002 Stock Plan was retired upon the adoption of the 2008 Plan by our shareholders on April 29, 2008, and no further grants are issued under the 2002 Plan.

Pursuant to the 2008 Plan, Awards may be granted to non-employee directors, officers, employees and consultants of the Company and its subsidiaries. Stock options may be either “incentive stock options”, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. In addition, the 2008 Plan contains a number of provisions that the Board believes are consistent with the interests of shareholders and sound corporate governance practices. These provisions include: no stock option repricings without the approval of shareholders; no participant may be granted awards in any one year to purchase more than an aggregate of 200,000 shares; no annual “evergreen” provision; and no discount stock option grants.

In general, long-term incentive awards are targeted at the median grant level of the Peer Group with appropriate adjustments for individual, department and Company performance. The exercise price of equity awards, including stock options, is the closing stock price of the Company’s common stock on the date of grant. Generally, stock options vest in 20% annual increments on each anniversary date, and restricted stock vests in either one-third annual increments or one-fourth annual increments on each anniversary date. Participants receive quarterly dividends on their restricted stock and vote their shares. For further information about additional provisions applied to NEO restricted stock grants in 2009 to comply with EESA and ARRA, please see the “Compliance with Capital Purchase Program— Executive Compensation Requirements” section within this CD&A.

CEO Performance Goals Analysis

The Committee’s assessment of the CEO’s performance is based on Company performance against pre-determined financial goals, as well as performance against broader corporate objectives. In setting target incentive amounts for the CEO, 70% of his target incentive is based on corporate financial performance goals, and 30% is based on long-term corporate objectives beyond purely financial measures.

The following chart includes several of the Company financial “target” performance goals and actual performance results for Mr. Leis in 2008:

Company Performance Metric	“Target” Metric	“Actual” Performance Metric
EPS (consolidated)	$2.72	($0.52)
Core deposit growth(1)	5.2%	6.3%
Core Loan growth	9.0%	7.7%
Core Net interest margin	3.86%	3.47%
RAL charge-off rate	1.0%	< 1%
RAL net income	$60 million	$63 million

(1) Excludes brokered certificates of deposits.

There were several key components that affected below threshold financial performance, including substantial increases in loan loss reserves; goodwill impairment; interest rate declines; and consulting and acquisition expenses. Positive financial performance components included Refund Anticipation Loan / Refund Transfer (RAL/RT) net income of $63.35 million (maximum performance); core deposit growth of 6.3% (between target and maximum); and a RAL charge-off rate less than 1% (between target and maximum). However, these positive performance factors were not sufficient to offset loan losses and goodwill impairment.

As a result of the Company’s reported consolidated net loss of ($23.8) million and consistent with our pay-for-performance philosophy, the Committee determined that Mr. Leis was not eligible to receive a cash incentive payment related to his corporate financial performance goals. They also determined that no Incentive Plan participant, including the NEOs, were eligible to receive a cash incentive/bonus for the corporate goal component. The Committee also determined that Mr. Leis was not eligible for a long-term equity award based upon the Company’s financial performance.

In evaluating performance against non-financial corporate objectives, the Committee concluded that Mr. Leis had accomplished the majority of his non-financial objectives including the following:

•	Led a reorganization of senior staff and recruited top talent into key positions;

•	Successfully increased deposit gathering, leading to near maximum performance against the targeted goal

•	Successfully completed the integration of the Wealth Management and the Commercial Banking Groups to better position the Company for future growth;

•	Controlled RAL Program loss rate to less than 1%; and

•	Successfully generated $109.3 million in pre-tax RAL / RT income.

In the Committee’s judgment, Mr. Leis achieved 80% of his non-financial goals, and the Committee awarded 8,872 shares of restricted stock (valued at $70,000) for his achievement of the non-financial corporate objectives component of his incentive plan. Mr. Leis’ total incentive award represents 12% of his 2008 base salary earnings, against a target incentive opportunity of 75% of base salary. The restricted stock award is compliant with amended EESA and will not fully vest during the period that our TARP CPP obligation is outstanding.

Other NEO’s Performance Goals Analysis

Annual Incentive Award

Participants in the Incentive Plan, including the other NEOs, have a percentage of their incentive award tied to a specific corporate goal – “Core Bank” net income (after tax). If the Company “threshold” goal is not met, participants are not eligible to receive an incentive award for the corporate component goal, but executives remain eligible to receive payouts related to their department or individual performance objective. For 2008, the “threshold” goal for “Core Bank” net income was $66 million, and actual performance resulted in a net loss for the Core Bank. As a result and consistent with our pay-for-performance philosophy, the Committee determined that Messrs. Masterson, Larson, Toussaint, Clough and Cowie were not eligible to receive an incentive payment related to this specific corporate goal component. This same determination applied to all other participants in the Incentive Plan.

Participants in the Incentive Plan, including the other NEOs, remain eligible for incentive awards tied to individual performance even when the threshold corporate performance objective is not achieved. Mr. Leis reviewed performance against individual target objectives, leadership abilities and individual contributions made by each of the NEOs during fiscal 2008 with the Committee.

For 2008, performance objectives for the NEOs included one or more of the following corporate goals in addition to their individual/departmental goals:

net income growth	EPS growth
growth in total assets	efficiency ratio improvement
growth of deposits	charge offs
targeted loan growth	non-performing loans to total loans
target EPS	other strategic performance initiatives

Examples of goals for the NEOs included the following:

•

Mr. Larson led the enterprise-wide efforts that enabled PCB to achieve its deposit growth performance goals in a very challenging environment for deposit gathering. Additionally, as senior leader overseeing the Company’s Refund Anticipation Loan / Refund Transfer businesses, Mr. Larson was very instrumental in returning that unit’s net income performance to its historic levels of profitability (including a loss rate of <1.00%), returning the most successful RAL/RT season in the Company’s history.

•

Mr. Masterson, new to the Company in 2008, was diligent and successful in the restructure of the accounting and financial reporting units, including making very important high-level staffing additions, and selecting key new reporting systems and packages to improve operational efficiencies. He was also a key driver in controlling PCB’s audit fees and providing critical leadership in improving PCB’s asset liability management processes.

•

Mr. Toussaint met or exceeded targets in loan growth, deposit growth and in controlling non-interest expenses for the Company’s Commercial Banking Group, in a very difficult environment for financial services companies. Under his leadership, in the fourth quarter of 2008, PCB substantially increased loans to its business customers, in the spirit of strengthening the weak economies of the Company’s local markets.

•	Mr. Clough, General Counsel, made important progress in reducing the Company’s outside legal fees.

•

Mr. Cowie served as Interim Chief Financial Officer during the first quarter of 2008 while also continuing to serve in a dual role as the Chief Risk Officer of the Company, both critically important roles in the financial services industry.

While the NEOs did exceed threshold levels of individual and/or department performance for payout under the Incentive Plan, in recognition of weak overall performance by the Company and the decline in shareholder value, it was determined that no cash incentive would be paid for individual performance to any NEO or direct report to the CEO. Mr. Cowie, who served as interim CFO from August 2007 through March 2008, but was not a direct report subsequent to that period, was deemed to be exempt from this determination and eligible for a cash incentive payment for his individual performance.

Equity Compensation

Our long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals, sustainable growth and overall performance. In their deliberations regarding individual performance, the Committee determined that specific individual performance by the NEOs on strategic and department/individual goals per the Incentive Plan targets had been achieved. Additionally, the Committee recognized that retention and motivation of our senior executives is critical to managing through these difficult times. In light of these determinations, the Committee approved granting equity awards to the NEOs.

Again, acknowledging overall Company performance, Mr. Leis recommended the award levels be reduced from formula, and the Committee concurred in this decision. The table below identifies actions taken with respect to restricted stock awards by the Committee.

NEOs	Restricted Shares	$ Value	Actual Payout of Base Salary	Base Salary Target Opportunity
Mr. Masterson	6,337	$50,000	20.5%	60%
Mr. Larson	4,702	37,100	14%	50%
Mr. Clough	3,802	30,000	13%	40%
Mr. Toussaint	3,717	29,331	13.5%	50%
Mr. Cowie	2,598	20,502	11.4%	25%

The value of the restricted stock awards, on average, represent ranges of 11% to 21% of the NEO’s 2008 base salary earnings, which are well below the target incentive opportunity levels reflected in the Incentive Award Opportunity chart shown previously. All equity awards have an effective date of February 17, 2009, with a closing stock price of $7.89. The February 17, 2009 restricted stock award to Messrs. Masterson, Larson, Clough and Toussaint are subject to provisions of EESA, as amended by the American Recovery and Reinvestment Act of 2009, and will not fully vest during the period that the Company’s TARP CPP obligation is outstanding. This vesting prohibition does not apply, however, to any awards granted to this group prior to February 11, 2009.

In 2008, Mr. Masterson also received 5,000 shares of restricted stock and 7,500 stock options pursuant to his offer letter of employment as Executive Vice President and CFO. Both the restricted stock and stock options have a 10-year term. Restricted stock vests in three equal installments on each anniversary grant date, and stock options vest in 20% equal annual installments on each anniversary of the grant date. As restricted stock and stock options were granted pursuant to an agreement prior to the enactment of ARRA in 2009, Mr. Masterson is entitled to receive the shares as they continue to vest under the original vesting schedule. For further information about these grants, see the “Outstanding Equity Awards at Fiscal Year-End Table” following this CD&A.

Tally Sheet and Stock Ownership Review

The Committee examines each NEO’s tally sheet for an overview of all their equity holdings and benefits—personal stock holdings, stock holdings from past incentive-based awards, and stock holdings within the executive’s 401(k) plan account and Employee Stock Ownership Plan (ESOP), if any. The Committee feels that the use of equity-based compensation furthers the goal of aligning executives’ interests with those of Company shareholders by linking compensation to the growth of shareholder value.

Significant Events After December 31, 2008

2009 Base Salary Decisions

Recognizing that the Company reported a consolidated net loss of ($23.8 million) for the 2008 fiscal year and acknowledging the continuing disruption in financial services and deterioration in the economy, the Committee accepted Mr. Leis’ recommendation that his base salary, along with base salaries for all employees, be “frozen” for 2009 as part of the Company’s efforts to reduce costs and improve profitability. Only employees who qualify for a promotion are exempt from the salary freeze. The Committee may reevaluate the decision to freeze base salaries should economic conditions and the Company’s performance improve during 2009.

In recognition of his January 2009 promotion to include his additional responsibilities for the Commercial Banking & Wealth Management Group, Mr. Toussaint’s base salary was increased by 10% to $242,000 effective March 1, 2009.

Compliance with Capital Purchase Program – Executive Compensation Requirements

Risk Assessment of Incentive Compensation Arrangements

In connection with its participation in the Capital Purchase Program, the Compensation Committee is required to meet at least annually with the Company’s Chief Risk Officer or other senior risk officers to discuss and review the relationship between the Company’s risk management policies and practices and its senior executive officer (“SEO”) incentive compensation arrangements, identifying and making reasonable efforts to limit any features in such compensation arrangements that might lead to the SEOs taking unnecessary or excessive risks that could threaten the value of the Company. The Compensation Committee, on behalf of the Company, must certify that it has completed the review and taken any necessary actions.

In response to this requirement, the Compensation Committee met with the Company’s Chief Risk Officer in December 2008 and February 2009. The Chief Risk Officer presented the Compensation Committee with a report on the Company’s overall risk structure and the top risks identified within the Company, and discussed the process by which he had analyzed the risks associated with the executive compensation program. This process included, among other things, a comprehensive review of the program and discussions with senior Human Resources personnel of the Company and Amalfi Consulting about the structure of the Company’s overall executive compensation program. This review also included the upside and downside compensation potential under the Company’s annual incentive plans; the long-term view encouraged by the design and vesting features of the Company’s long-term incentive arrangements; and the extent to which the Compensation Committee and the Company’s management monitor the program. The Chief Risk Officer advised that goals appeared properly aligned with the Strategic Plan approved by the Board and that he had validated the supporting documentation associated with the achievement of targeted goals for the SEOs.

Based on its analysis of these and other factors, the Compensation Committee determined that the Company’s executive compensation program does not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company, and that no changes to the program were required for this purpose. The required certification of the Compensation Committee is provided in the Compensation Committee Report following this CD&A.

Deductibility Compliance

The accounting treatment for compensation of the Company’s employees is discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“Form 10-K”), in the following notes to the Consolidated Financial Statements of the Company: Note 1, Summary of Significant Accounting Policies; Note 15, Postretirement Benefits; Note 16, Income Taxes; Note 17, Employee Benefit Plans; and Note 19, Shareholders’ Equity.

While the Treasury holds an equity or debt position in the Company under the TARP CPP, no deduction will be claimed for federal income tax purposes for executive compensation that would not be deductible if 26 U.S.C. 162(m)(5) were to apply to the financial institution. This requirement effectively limits deductible compensation paid to the CEO, CFO and the three most highly compensated executive officers (other than the CEO and CFO) to $500,000. The Company anticipates that approximately $12,000 of compensation for Mr. Leis will be nondeductible for the 2008 tax year under this limitation.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the Company’s highest paid executive officers, however, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met.

In general the Compensation Committee has structured awards to executive officers under the Company’s incentive programs to qualify for this exemption. However, the Compensation Committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit. As part of our overall review of executive compensation, the Compensation Committee will continue to monitor the cost of the lost tax deduction. At this time, we believe that our compensation practices are market based and appropriate.

Change in Control/Severance Arrangements

The Company also maintains severance arrangements with certain executives, which entitle them to certain payments and benefits if their employment is terminated following a change-in-control of the Company. Agreements for the NEOs, however, have been revised to comply with provisions of the EESA and ARRA. We have shown the severance and/or change-in-control payouts that would be payable to each NEO, if the triggering event occurred on December 31, 2008, in the “Potential Payments upon Termination or Change-in-Control Arrangements” section in this Proxy Statement.

Executive Employment Agreements and Other Arrangements

CEO Employment Agreement

Mr. Leis entered into a three-year Employment Agreement with the Company and the Bank upon his appointment by the Board of Directors to serve as President and Chief Executive Officer, effective as of April 2, 2007, and amended as of February 13, 2008, which provides severance payments and benefits if his employment is terminated for various reasons including a change in control of the

Company. He is also eligible to receive a tax “gross-up” payment in the event that his total payments under the Employment Agreement were subject to an excise tax under Section 4999 of the Internal Revenue Code. Mr. Leis received restricted stock and stock options upon his appointment to President and CEO.

Mr. Leis’ Employment Agreement has been revised to comply with the EESA and ARRA; namely, to comply with:

•

Clawback provisions (recover any bonus or incentive compensation where the payment was later found to have been based on statements of earnings, gains or other criteria which prove to be materially inaccurate);

•	Golden parachutes (limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service);

As restricted stock and stock options were granted prior the enactment of ARRA in 2009, Mr. Leis is entitled to receive the shares as they continue to vest under the original vesting schedule. Please see the table “Outstanding Equity Awards at Fiscal Year-End” in this Proxy Statement.

A summary of the terms of Mr. Leis’ Employment Agreement prior to the enactment of the EESA and ARRA are listed below:

•	He received grants of stock options and restricted shares, each with a value on April 2, 2007, of $100,000.

•

Mr. Leis is eligible to receive cash and long-term incentive bonus payments based upon his performance and accomplishments of business, financial, and other goals established by the Board of Directors. The cash portion of the bonus ranges from 0% to 150% of Mr. Leis’ base salary. The equity portion is awarded in the form of either stock option grants or restricted stock grants (or a combination of both). He has an opportunity to earn up to 75% of his base salary in equity for “Target Performance” and up to 150% of his base salary for “Maximum Performance.”

•	He is eligible to participate in the Company’s Deferred Compensation program and group benefit programs.

•

If Mr. Leis’ employment is terminated for cause, he will be paid his base salary earned to the date of termination. If Mr. Leis’ employment is terminated without cause (other than in connection with a change in control as defined in the Agreement), he is entitled to (i) his base salary earned to the termination date; and (ii) a one-time lump sum payment equal to two times his then current annual base salary.

•

If Mr. Leis’ employment is terminated in connection with a disability, he would be entitled to receive for a period of 12 months an amount equal to the difference between any disability payments provided by the Company’s insurance plans and his then current base salary. In addition, all of his unvested stock options and restricted stock would vest. As a result of his death, Mr. Leis’ estate would be entitled to an amount equal to his base salary through the date of his death; and any compensation previously deferred by him. In addition, all of his unvested stock options and restricted stock would vest.

•

If Mr. Leis’ employment is terminated in connection with a change-in-control, he would be entitled to receive a severance payment equal to three times his annual total compensation (salary and bonuses) averaged over a three-year period immediately preceding the change-in-control.

•	He is eligible to receive a tax “gross-up” payment in the event that his total payments under the Employment Agreement were subject to an excise tax under Section 4999 of the Internal Revenue Code.

CFO Offer Letter

As a NEO, Mr. Masterson has also complied with provisions in the EESA and ARRA. He entered into an offer letter of employment with the Company, effective as of February 5, 2008, which provided an annual salary of $325,000 and a sign-on bonus of $100,000, the first $50,000 paid upon hire and an additional $50,000 paid in May 2008. Mr. Masterson was reimbursed for relocation expenses in the amount of $3,525 and received a nonqualified stock option for 7,500 shares and a grant of 5,000 shares of restricted stock approved by the Compensation Committee at its meeting on April 21, 2008. As restricted stock and stock options were granted pursuant to an agreement prior to the enactment of ARRA in 2009, Mr. Masterson is entitled to receive the shares as they continue to vest under the original vesting schedule. Please see the Outstanding Equity Awards Fiscal Year-End Table in this Proxy Statement.

He is also eligible to participate in the Company’s Performance-Based Annual Incentive Program, prorated to his date of hire for fiscal year 2008, and is a participant in the Management Retention Plan (Change in Control) and eligible to participate in the Company’s Deferred Compensation Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 401(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee certifies that we have reviewed incentive compensation arrangements with our senior risk officer and have made reasonable efforts to ensure that such arrangements do not encourage our Named Executive Officers to take unnecessary and excessive risks that threaten the value of the Pacific Capital Bancorp.

Pacific Capital Bancorp Compensation Committee

Kathy Odell, Chairman

Richard S. Hambleton, Jr.

Robert W. Kummer, Jr.

SUMMARY COMPENSATION TABLE

(As of December 31, 2008)

The following Summary Compensation Table includes salary, bonus, other compensation, long-term compensation, and compensation expense computed according to Statement of Financial Accounting Standards No. FAS 123(R), Share Based Payment [“SFAS 123(R)”], for equity awards made in and prior to 2008 for the NEOs.

Name and Principal Position[1]	Year	Salary[2] ($)	Bonus[3] ($)	Stock Awards[4] ($)	Option Awards[5] ($)	Non-Equity Incentive Plan Compensation[6] ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings[7] ($)	All Other Compensation[8,9] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George Leis, President and CEO	2008 2007 2006	$580,769 424,231 157,692	$5,000 115,000 260,000	$184,019 88,241 31,958	$88,898 71,731 33,066	$0 400,000 0	$0 0 0	$17,897 20,250 12,468	$876,583 1,119,453 495,185

Stephen V. Masterson, EVP & CFO	2008	243,750	100,000	46,823	6,820	0	0	0	397,393

Clayton C. Larson, Vice Chairman	2008 2007 2006	265,000 263,078 253,077	0 0 100,000	104,175 80,875 63,096	94,362 86,992 18,369	0 144,219 0	0 0 0	233,483 221,976 223,678	697,020 797,140 658,220

Donald Toussaint EVP, Commercial Banking & Wealth Management Group	2008 2007	217,308 204,846	0 100	71,417 48,777	21,249 21,313	0 119,936	0 0	17,531 15,012	327,506 366,084

Frederick W. Clough, EVP & General Counsel	2008 2007 2006	230,000 228,637 218,154	0 0 108,000	89,111 71,643 55,351	24,708 32,006 18,494	0 115,000 0	0 0	14,021 17,676 19,494	357,840 464,962 419,493

Bradley S. Cowie, SVP , Community Lending Director	2008 2007	182,240 177,592	0 500	55,500 28,733	20,657 19,513	20,502 120,000	0 0	10,919 11,761	289,818 358,099

(1) Mr. Masterson became CFO on March 24, 2008, and Mr. Cowie served as Interim CFO from August 3, 2007, through March 24, 2008. Upon Mr. Masterson’s appointment as CFO, Mr. Cowie continued to serve as Chief Risk Officer until his appointment as Senior Vice President, Community Lending, in September 2008.

(2) Amounts in column (c) represent 2008 salaries earned by the NEOs. Also included in column (c) is a salary deferral of $46,338 for Mr. Leis and a salary deferral of $12,000 for Mr. Clough. Please refer to the Non-Qualified Deferred Compensation Chart within this Proxy Statement for further information.

(3) Amounts in column (d) represent the third installment of a 10-year signing bonus for Mr. Leis earned in 2008 pursuant to his original offer letter of employment on March 3, 2006. Due to an inadvertent overpayment of this bonus in 2007, the 2008 payment was decreased by $5,000, which is subject to normal payroll deduction. This column also includes a signing bonus for Mr. Masterson of $100,000.

(4) Amounts in column (e) represent the compensation expense associated with the restricted stock grants made in and prior to 2008, based on the aggregate grant fair date value computed in accordance with SFAS 123(R). In accordance with SEC rules, the calculation excludes forfeiture estimates.

(5) Amounts in column (f) represent the compensation expense associated with stock option awards made during and prior to 2008 and any option reloads granted during and prior to 2008, based on the aggregate grant date fair value computed in accordance with FAS 123(R). In accordance with SEC rules, the calculation excludes forfeiture estimates.

The fair values of the Company’s employee stock options are estimated at the date of grant using a binomial option-pricing model. This model requires the input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors, which would otherwise have a significant effect on the fair value of employee stock options granted, but may not be considered by the model. Accordingly, while management believes that this option-pricing model provides a reasonable estimate of fair value, this model may not necessarily provide the best single measure of fair value for the Company’s employee stock options. Expected volatilities are based on historical volatility of the Company’s stock and other factors. The Company uses historical data of employee option exercises and terminations to estimate forfeiture rates in the calculation of expensing stock options. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

Assumptions used in the calculation of these cash amounts are included in Note 19, Shareholders’ Equity to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in Form 10-K filed with the SEC on March 2, 2009.

The amounts reflected in the table below represent the restricted stock and stock option grants that are associated with the compensation expense reported in columns (e) and (f) of the Summary Compensation Table.

NEO	Date of Grant	Restricted Shares(a) (#)	Options(b) (#)	Grant Price ($)
Mr. Leis	3/20/06 3/01/07 4/02/07 2/22/08	5,000 1,575 3,156 9,515	10,000 5,245 10,917 33,016	$33.64 32.00 31.68 21.02

Mr. Masterson	4/21/08	5,000	7,500	22.99

Mr. Larson	4/26/04 5/27/05 2/15/06 3/01/07 7/23/07 7/23/07 2/22/08	— 4,000 4,000 1,575 — — 3,431	13,333 — — 5,245 11,846 13,062 11,904	28.19 33.42 35.90 32.00 23.13 23.13 21.02

Mr. Toussaint	4/26/04 5/27/05 4/24/06 3/01/07 2/22/08	— 2,500 2,500 1,000 2,853	6,666 — — 4,000 9,900	28.19 33.42 32.01 32.00 21.02

Mr. Clough	4/26/04 5/27/05 2/15/06 3/01/07 2/22/08	— 3,000 4,000 1,370 2,735	13,333 — — 4,550 9,492	28.19 33.42 35.90 32.00 21.02

Mr. Cowie	4/26/04 5/27/05 4/24/06 3/01/07 2/22/08	— 1,000 1,500 1,000 2,854	5,333 — — 4,000 9,905	28.19 33.42 32.01 32.00 21.02

(a) The 2008 grants of restricted stock to the NEOs were made under the 2002 Stock Plan and vest over a three-year period in one-third annual increments on each grant date anniversary. Grants made prior to 2008 vest over a five-year period as follows: 5% on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. Pursuant to his Employment Agreement, Mr. Leis’ received restricted stock on April 2, 2007 that vests in 20% increments on each grant date anniversary. Compensation expense for restricted stock is measured based on the closing price of the stock on the day of the grant and is recognized over the vesting period.

(b) The 2008 option grants to the NEOs were made under the 2002 Stock Plan and vest in five equal annual installments, beginning on the grant date anniversary. Grants made prior to 2008 with the exception of an April 2, 2007 grant to Mr. Leis, have a 10-year term and vest over a four-year period as follows: 20% on the six-month anniversary; 20% on the one-year anniversary; and 20% on each anniversary thereafter. Pursuant to his Employment Agreement, Mr. Leis’ option grant of April 2, 2007 has a 10-year term and vests over a five-year period in equal 20% installments on each grant date anniversary. Also associated with the compensation expense for Mr. Larson are 24,908 reload options granted in 2007 that are the result of tendering stock already owned in payment of the option exercise price of restricted stock awards. The number of shares granted is equal to the number of shares tendered in payment of the option exercise price.

(6) Messrs. Leis, Masterson, Larson, Toussaint, Clough and Cowie did not receive a cash bonus under the terms of the Incentive Plan, as the Company not did achieve its performance targets for fiscal 2008. Mr. Clough deferred $8,000 of his bonus earned in 2007 and paid in March 2008. As discussed in the CD&A, Mr. Cowie received a cash bonus in March 2009 for achieving his 2008 performance targets under the Incentive Plan as he no longer directly reports to the CEO.

(7) The Company does not have a pension plan or other supplemental executive retirement plan or salary continuation plan for the NEOs. The deferred compensation plan does not provide above-market interest.

(8) The components of the All Other Compensation column are listed below and include stock dividends on unvested restricted stock, ESOP dividends paid on ESOP plan shares, amounts under the 401(k) savings feature and term life insurance premiums. With respect to the Company-matching feature of the 401(k) Savings Plan, the Company matches $1.00 for every $1.00 of voluntary employee contributions up to 3% of employee compensation and $0.50 for every $1.00 of the next 3% of compensation up to a maximum of 4.5% of compensation.

ALL OTHER COMPENSATION

Named Executive Officer	Stock Dividends on Unvested Restricted Stock ($)	401(k) Matching Contributions ($)	ESOP Cash Contributions and Dividends Paid to participant ($)	Term Life Insurance Premiums ($)
Mr. Leis	$13,825	$2,836	$ 667	$569
Mr. Larson	9,407	6,975	24,984	1,955
Mr. Clough	8,092	5,158	667	104
Mr. Toussaint	6,415	4,597	667	845
Mr. Cowie	4,601	4,032	1,850	436

(9) At the time of our merger with the former Pacific Capital Bancorp in December 1998, Mr. Larson had an employment agreement in effect with that company which expired in 2003. The merger also triggered Mr. Larson’s right to a change-in-control payout under which he is entitled to receive monthly payments for a period of 180 months. The $120,000 initial annual payment as adjusted in the first year of payout to reflect changes in the federally determined Cost of Living Index issued by the Bureau of Labor Statistics. Payments are adjusted annually each year to reflect further changes in the Index, using the date of retirement (age 65) as a base line. In the event that Mr. Larson dies before receiving the full amount to which he is entitled (payments expire in 2013), the Company would continue to make payments of the remaining balance to his designated beneficiary. Payments to Mr. Larson in 2008 were $157,517.

For business-related purposes, Mr. Larson also received $6,500 as a car allowance and $26,145 for country club dues, which are also reflected in his total.

Benefits

Key Employee Retiree Health Plan

The Company offers a Key Employee Retiree Health Plan, which is maintained for the benefit of key employees, including the NEOs. This is an unfunded plan, which pays a portion of health insurance coverage for retired key employees and their spouses (but not dependents). While the NEOs may be eligible for coverage under this plan when they retire, the Company paid no amounts to them or for them during 2008, nor were any amounts contributed to the plan. A similar program, which is funded, is maintained for all of our other employees. Both retiree health plans are secondary to Medicare once the retiree is eligible for Medicare. Additionally, the Key Employee Retiree Health Plan provides for the continuation of benefits under certain circumstances following a change-in-control of the Company.

Broad-Based Benefits Programs

The NEOs are entitled to participate in the benefit programs that are available to all full-time employees. These benefits include medical, dental, vision, and life insurance, healthcare reimbursement accounts, paid vacation, and company contributions to a 401(k) profit sharing retirement plan and the ESOP.

Incentive & Investment/Salary Savings Plan

The Incentive & Investment/Salary Savings Plan is a profit sharing plan with a 401(k) savings feature. The Company established the Incentive & Investment and Salary Savings Plan to give all eligible employees the opportunity to share in the Company’s economic success and to provide a measure of security with retirement benefits. The Plan consists of two components. The Incentive & Investment (“I&I”) portion is a traditional profit-sharing plan under which the Company may make contributions based on profits. An employee is eligible to participate in the I&I plan on the first of the month following the completion of one year of service in which the employee worked at least 1,000 hours. The Company did not make a profit-sharing contribution to the I&I plan in 2008.

The second component, the Salary Savings Plan [referred to as 401(k) Plan], is a salary reduction plan, which includes matching contributions by the Company. Employees are eligible to participate in the 401(k) on the first of the month following the completion of 250 hours of service. Each payday, an employee can defer up to 80% of his or her salary to the 401(k) Plan. During 2008, an employee could defer up to 80% of earnings up to a maximum of $15,500. The Company matches the employee’s deferral at a rate equal to 100% of the first 3% of salary deferred, and 50% of the next 3% of salary deferred; however, there is no match on any catch-up contribution. The maximum amount of employer match is 4.5% of salary.

Employees who are age 50 or older could make an election to contribute an additional catch-up contribution of $5,000. In addition to the limit on elective deferrals, for 2008 total annual contributions may not exceed the lesser of 100% of compensation, or $46,000. In addition, the amount of compensation that can be taken into account when determining employer and employee contributions is limited. In 2008, the compensation limitation was $230,000.

Employee Stock Ownership Plan

The Employee Stock Ownership Plan is a special type of profit sharing plan where the Company, in contributing a portion of its annual profit, enables participating employees, including the NEOs, to become a shareholder of Pacific Capital Bancorp. All employees are eligible to participate in the Plan beginning on the first day of the month after completing 12 months of employment in which he or she has worked at least 1,000 hours. Each year the Company endeavors to make a contribution to the Plan. The Plan Trustee, Schwab Retirement Plan Services, Inc., purchases our stock and allocates shares in book entry for eligible employees. Shares vest over a period of seven years as follows:

•	20% after 2 years of service
•	30% after 3 years of service
•	40% after 4 years of service
•	60% after 5 years of service
•	80% after 6 years of service
•	100% after 7 years of service

A participant, who terminates employment prior to being 100% vested in the Plan, forfeits his or her unvested portion. Participants can elect to receive cash dividends or have the dividends reinvested, which are invested in a guaranteed income fund. From time to time, funds are used to purchase additional shares of Company stock, as determined by the Retirement Plan Advisory Committee. During 2008, the Company made a contribution to the Plan in the amount of $197,000 based on its 2007 financial performance.

Under both the Incentive & Investment/Salary Savings Plan and the Employee Stock Ownership Plan, an employee, who qualifies for official Company retirement, may elect to take a distribution and roll it into an IRA account or take a distribution from the plan at age 59 1/2 without penalty of taxes.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards:[3] Number of Shares of Stock or Units (#) (i)	All Other Option Awards:[4] Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh)[5] (k)	Grant Date Fair Value of Stock and Option Awards[6] ($/Sh) (I)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Leis	2/22/2008							9,515	33,016	$21.02	$398,762
			$435,577	$871,154

Mr. Masterson	4/21/2008							5,000	7,500	22.99	$164,900
			121,875	243,750

Mr. Larson	2/22/2008							3,431	11,904	21.02	$143,782
			132,500	265,000

Mr. Toussaint	2/22/2008							2,853	9,900	21.02	$119,568
			108,654	217,308

Mr. Clough	2/22/2008							2,735	9,492	21.02	$114,632
			115,000	230,000

Mr. Cowie	2/22/2008							2,854	9,905	21.02	$119,619
			45,560	91,120

(1) The incentive amounts reported in columns (d) and (e) are calculated based on salaries earned through December 31, 2008.

(2) Executives of the Company, including the NEOs, have an opportunity to participate in the Company’s 2008 Equity Incentive Plan which was approved by shareholders on April 29, 2008. At December 31, 2008, there were 2,450,870 authorized shares available to grant. During 2008, the Company granted non-qualified stock options and restricted stock awards under the 2008 Equity Incentive Plan and the 2002 Stock Plan, as amended. The 2002 Stock Plan has a reload feature and is active only for the exercise of options held by employees.

As discussed in the Compensation Discussion & Analysis, the NEOs are eligible to receive performance-based equity awards in the form of stock option grants or restricted stock grants, or both, under the Performance-Based Incentive Plan. Future payouts of equity awards are based upon the performance and accomplishments of the Company and the NEOs during the completed fiscal year, the overall performance of the Bank, and other goals established by the Board. The dollar value of any equity award is based on the closing price of our stock at the time the award is approved by the Board.

(3) Restricted stock awards granted in 2008 vest over a three-year period in one-third annual increments on the grant date anniversary. Not included in the above table are restricted stock awards granted in February 2009 for performance during 2008. Because we are a participant in the TARP CPP, restricted stock grants made subsequent to February 17, 2009, will vest upon the later of (a) the date on which we are not subject to the restrictions under the EESA, as amended by the ARRA or (b) 25% per year, beginning on the anniversary date of the grant. On February 22, 2009, we made restricted stock grants to certain executives earned for performance during fiscal year 2008. Grant amounts to our NEOs were:

NEOs	Restricted shares (#)
Mr. Leis	8,872
Mr. Masterson	6,337
Mr. Larson	4,702
Mr. Clough	3,802
Mr. Toussaint	3,717
Mr. Cowie	2,598

(4) Stock option awards granted in 2008 are exercisable in cumulative 20% installments on each anniversary grant date and expire ten years from the date of grant. Prior to October 2007, vesting schedules for most grants of employee stock options provided for cumulative 20% installments (20% after six months and 20% on each grant date anniversary thereafter). Stock options granted under the 2002 Plan and the 2008 Plan expire ten years from the date of grant. All options granted in 2008 have an option price set at 100% of the market value of the closing price of the Company’s common stock on the date of the grant.

(5) The exercise or base price of option awards reflect the closing stock price on the date the stock was granted.

(6) The amounts in column (l) reflect the grant date fair value of restricted stock and stock options. Stock option fair value awards are computed in accordance with SFAS 123R. The fair values of the Company’s employee stock options are estimated at the date of grant using a binomial option-pricing model. This model requires the input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors, which would otherwise have a significant effect on the fair value of employee stock options granted, but may not be considered by the model. Accordingly, while management believes that this option-pricing model provides a reasonable estimate of fair value, this model may not necessarily provide the best single measure of fair value for the Company’s employee stock options. Expected volatilities are based on historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The grant date fair value for grants made to Mssrs. Leis, Larson, Toussaint, Clough and Cowie on February 22, 2008, was $6.02. The grant date fair value for the April 21, 2008, grant to Mr. Masterson was $6.66.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A
Mr. Leis	6,000 2,098 2,183 0	4,000 3,147 8,734 33,016	—	$33.64 32.00 31.68 21.02	3/20/16 3/01/17 4/02/17 02/22/18	4,250 1,497 2,525 9,515	$71,740 25,269 42,622 160,613	—	—
Mr. Masterson	0	7,500	—	22.99	4/20/18	5,000	84,400	—	—
Mr. Larson	13,333 2,098 13,062 11,846 0	0 3,147 0 0 11,904	—	28.19 32.00 23.13 23.13 21.02	4/28/14 3/01/17 8/23/09 1/23/12 2/22/18	2,800 3,400 1,497 3,431	47,264 57,392 25,269 57,915	—	—
Mr. Toussaint	7,110 6,666 1,600 0	0 0 2,400 9,900	—	15.41 28.19 32.00 21.02	1/23/12 4/28/14 3/01/17 2/22/18	1,750 2,125 950 2,853	29,540 35,870 16,036 48,159	—	—
Mr. Clough	13,333 1,820 0	0 2,730 9,492	—	28.19 32.00 21.02	4/28/14 3/01/17 2/22/18	2,100 3,400 1,302 2,735	35,448 57,392 21,978 46,167	—	—
Mr. Cowie	2,133 1,600 0	0 2,400 9,905	—	28.19 32.00 21.02	4/28/14 3/01/17 2/22/18	700 1,275 950 2,854	11,816 21,522 16,036 48,176	—	—

(1) With the exception of an April 2, 2007 grant to Mr. Leis, all stock options granted prior to October 2007 referenced in this table have a 10-year term and vest over a four-year period as follows: 20% on the six-month anniversary; 20% on the one-year anniversary; and 20% on each anniversary thereafter. Beginning in October 2007, stock options vest over a five-year period as follows: 20% on the one-year anniversary and 20% on each anniversary thereafter. Pursuant to his Employment Agreement, the April 2, 2007 stock option grant for Mr. Leis has a 10-year term and vests over a five-year period in equal 20% installments on each grant date anniversary.

(2) This column represents the unvested shares for restricted stock awards granted in 2004 through 2008. Restricted stock awards granted prior to October 2007 generally vest over a five-year period as follows: 5% on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. Beginning in October 2007, restricted stock awards vest over a three-year period in one-third annual increments on each grant date anniversary. Pursuant to his Employment Agreement, Mr. Leis’ restricted stock award of April 2, 2007, vests over a five-year period in equal 20% installments on each grant date anniversary.

(3) This column represents the market value of unvested restricted shares, which are calculated by multiplying the number of restricted shares by the Company’s closing price of $16.88 on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

(As of December 31, 2008)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Mr. Leis	0	—	1,209	$26,880
Mr. Masterson	0	—	—	—
Mr. Larson	0	—	1,078	22,204
Mr. Toussaint	0	—	675	14,401
Mr. Clough	0	—	918	18,903
Mr. Cowie	0	—	350	7,514

(1) The number of vested shares in the chart above reflects the gross amount of shares, without netting any shares surrendered to pay taxes. The aggregate dollar amount realized upon vesting was calculated by multiplying the number of shares by the fair market value on the vesting date. None of Mr. Masterson’s restricted stock vested during 2008. The vesting for each individual grant is detailed in the chart below.

Named Executive Officer	Date of Restricted Stock Vesting	Shares Vested (#)	Vesting Price ($)
Mr. Leis	3/01/2008 (1st anniversary) 3/20/2008 (2nd anniversary) 4/02/2008 (1st anniversary)	78 500 631	$20.95 22.50 22.18
Mr. Larson	2/15/2008 (2nd anniversary) 3/01/2008 (1st anniversary) 5/27/2008 (3rd anniversary)	400 78 600	20.51 20.95 20.61
Mr. Toussaint	3/01/2008 (1st anniversary) 4/24/2008 (2nd Anniversary) 5/27/2008 (3rd anniversary)	50 250 375	20.95 22.50 20.61
Mr. Clough	2/15/2008 (2nd anniversary) 3/01/2008 (1st anniversary) 5/27/2008 (3rd anniversary)	400 68 450	20.51 20.95 20.61
Mr. Cowie	3/01/2008 (1st anniversary) 4/24/2008 (2st anniversary) 5/27/2008 (3rd anniversary)	50 150 150	20.95 22.50 20.61

NON-QUALIFIED DEFERRED COMPENSATION PLAN

The Company established the Pacific Capital Bancorp Deferred Compensation Plan (“DCP”) to provide senior officers with a tax-efficient means to save for retirement. The Board of Directors determined (based on market practices) that the DCP would enable the Company to compete more effectively in the market for executive talent. The Company does not formally fund the DCP, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets. The Company has purchased bank-owned life insurance to fund this liability.

The DCP was amended on January 1, 2005, to comply with Internal Revenue Code Section 409A, which, among other things, prescribes rules regarding the timing of deferral elections and distributions. The DCP allows our Board of Directors and certain executives to save pre-tax dollars in a tax-deferred retirement program. Payouts of deferred compensation under the DCP begin upon retirement, termination of employment, disability or death or previously elected payment date. However, in the event of an unforeseeable financial emergency and approval of the Compensation Committee, a participant may be allowed to access funds earlier. Benefits can be received either as a lump-sum payment or in annual installments.

Senior officers, including the NEOs, may defer up to 90% of their annual salary and up to 100% of their commission or bonus and can specify allocation amounts in increments of 1%. The Board of Directors may defer up to 100% of their Director fees. The deferred amounts are credited with gains and/or losses based upon the participant’s selection of a wide-range of measurement funds, including international, U.S. equity, bond and money market measurement funds. If a participant does not elect any measurement fund, the account balance is automatically allocated into the lowest-risk measurement fund. The performance of each fund (either positive or negative) is determined on a daily basis based on the manner in which a participant’s account balance has been allocated among the funds.

Participants elect a future date when they would like to receive the distribution, which may or may not occur at termination or retirement. Participants have the option to elect a distribution date that occurs while they are still employed. Taxes are due upon distribution.

Annually, a participant may elect to defer base salary, bonus, commissions and/or Director fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary, Bonus, Commissions and/or long-term incentive amounts	$5,000 aggregate
Director Fees	0

A participant may elect to defer up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	90%
Bonus	100%
Commissions	100%
LTIP Amounts	100%
Director Fees	100%

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Mr. Leis	$46,338	0	(17,847)	0	$47,363
Mr. Larson	0	0	(290,737)	0	1,180,200
Mr. Toussaint	0	0	(3,274)	0	4,395
Mr. Clough	20,000	0	(20,210)	0	81,668

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL ARRANGEMENTS

The following disclosure provides the potential payments upon various termination scenarios or a qualifying termination associated with a change-in-control (“CIC”) for each of our NEOs. The data is presented as if the termination event occurred on the last day of our 2008 fiscal year (December 31, 2008). In additional to the potential payments upon that day, we also provide information regarding the impact of our participation in the Capital Purchase Program under the Treasury’s Troubled Asset Relief Program on the estimations of severance payouts. In consideration of the changes to TARP severance limits as a result of the ARRA, we offer both an estimate of the impact under the original TARP rules under the EESA as of 12/31/2008, as well as the potential impact under the revised TARP rules as amended by ARRA, which was signed into law in February of 2009. Our presentations are based on our current interpretations of the regulations and legislation. Clarifications of the legislation in upcoming guidance from the Treasury and/or the SEC may result in changes to the estimations presented in this section.

Mr. George Leis – President and CEO

On December 31, 2008, the CEO was not eligible for severance benefits under the Amended and Restated Pacific Capital Bancorp Management Retention Plan (“MRP”), due to the fact that he was entitled to severance benefits under his Employment Agreement, effective as of April 2, 2007, and amended as of February 13, 2008. In addition, under the Pacific Capital Bancorp 1998 Amended and Restated Key Employee Retiree Health Plan (“Retiree Health Plan”), Mr. Leis becomes immediately eligible for continued health benefits if his employment is terminated within 24 months following a change in control. Under the Company’s 2002 Stock Plan, all equity awards held by Mr. Leis become immediately vested and exercisable upon a change in control and per Mr. Leis’ Employment Agreement the same would occur under a termination associated with disability or death. Under the Company’s 2008 Equity Incentive Plan, all outstanding and unvested equity awards will immediately vest and become exercisable upon a change-in-control, or upon a termination associated with disability or death.

Under his Employment Agreement, if Mr. Leis’ employment is terminated for cause, he will be paid his base salary earned to the date of termination and no additional compensation or benefits. Although Mr. Leis is no longer entitled to any severance benefits while the Company is a TARP recipient under EESA, as amended by ARRA, if Mr. Leis’ employment had been terminated on December 31, 2008, without cause, or if Mr. Leis had resigned on that same date with “good reason” (other than in connection with a change in control as defined in his Employment Agreement), he would have been entitled to (i) his base salary earned to the termination date and (ii) a one-time lump sum payment equal to two times his then current annual base salary.

Under a qualifying termination (by the Company or if Mr. Leis resigned with “good reason”) in association with a change-in-control on December 31, 2008, or within 12 months following a CIC of the Company (although later limited by Mr. Leis’ consent to the executive compensation limitations of EESA), Mr. Leis would receive a severance payment equal to three times his current annual base salary, plus three times the average annual bonus received for the last two calendar years immediately preceding the change-in-control event. In addition, he would receive an additional payment (“tax gross-up’) in an amount that would place Mr. Leis in the same after-tax economic position that he would have been in if the excise tax imposed by Section 4999 of the Code not been applied. Per the terms of the Retiree Health Plan, Mr. Leis would also have received 24 months of health continuation benefits beginning upon the date of the change-in-control. As noted earlier, all unvested option awards would immediately vest and become exercisable and all restrictions on restricted stock awards would lapse. The executive compensation requirements under EESA that applied to Mr. Leis on December 31, 2008, limited his severance to three times his “base amount” as determined under Section 280G of the

Internal Revenue Code of 1986, as amended. This limit applied to any severance paid to an NEO upon an “involuntary” termination of employment. The new TARP executive compensation requirements under EESA, as amended by ARRA, prohibit any payment to an NEO and the next 5 highly compensated employees for departure from the Company for any reason,

If on December 31, 2008, Mr. Leis’ employment had been terminated in connection with a disability, he would have been entitled to receive for a period of 12 months an amount equal to the difference between any disability payments provided by the Company’s insurance plans and his then current base salary. In addition, all of his unvested stock options and restricted stock would have vested on the termination date. As a result of his death, Mr. Leis’ estate would be entitled to an amount equal to his base salary through the date of his death; and any compensation previously deferred by him.

The table below provides a summary of the potential payments to Mr. Leis under various termination scenarios as of December 31, 2008, along with the impact of the original TARP requirements under EESA and as amended by ARRA.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination by Employee for Good Reason (not CIC related)	Involuntary Termination by Company w/out Cause	Involuntary Termination by Company For Cause	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination in Association with a CIC
George S. Leis
Cash Payment(1)	$1,200,000	$1,200,000	$0	$180,000	$0	$2,662,500
Health & Welfare Benefits Continuation (2)	0	0	0	0	0	27,162
Intrinsic Value of Unvested Stock Options(3)	0	0	0	0	0	0
Intrinsic Value of Unvested Restricted Stock(4)	0	0	0	300,245	300,245	300,245
Tax Gross-up	0	0	0	0	0	1,336,222
Total Benefit under contract	1,200,000	1,200,000	0	480,245	300,245	4,326,129
Maximum Benefit Allowable Under TARP(5)	1,503,191	1,503,191	1,503,191	—	—	1,803,436

(1) The cash severance payments vary per the terms of Mr. Leis’ employment agreement as presented in the narrative provided prior to this table.

(2) Under the Retiree Health Plan, Mr. Leis becomes immediately eligible to receive continued health benefits if he is terminated within 24 months following a Change in Control of the Company. The amounts reflected in the chart represent the value of the retiree health benefits on December 31, 2008.

(3) Upon a termination due to disability or death all unvested stock options vest immediately. Upon a change-in-control event all unvested stock options vest at the time of the CIC. As of 12/31/2008 all unvested stock options were underwater (the strike prices exceeded the share price of $16.88), so the stock options had no intrinsic value.

(4) Upon a termination due to disability or death all restrictions on restricted shares lapse. Upon a change-in-control event all restrictions on restricted shares lapse. The intrinsic value of these immediately vested shares is based upon a stock price of $16.88, the closing price on 12/31/2008.

(5) This row provides the estimated termination payment amounts allowable under TARP limits as defined on December 31, 2008. No limit was imposed upon payments associated with termination due to disability or death. The initial TARP limits also suggested that equity grants that vested upon a CIC without a requirement of termination (“single-trigger”) would have been allowable under the initial TARP limitations.

Mr. Stephen V. Masterson – EVP & CFO

Mr. Clayton C. Larson – Vice Chairman

Mr. Donald Toussaint – EVP, Commercial Banking & Group Wealth Management

Mr. Frederick W. Clough – EVP & General Counsel

Mr. Bradley S. Cowie – SVP, Community Lending Director

The following tables provide the potential payments upon disability, death or a qualifying termination associated with a change-in-control for each of the Company’s other named executive officers. These NEOs receive benefits pursuant to the Management Retention Plan and the terms of the 2002 Stock Plan and 2008 Equity Incentive Plan.

Compensation and/or Benefits Payable Upon Termination	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination in Association with a CIC(1)
Stephen V. Masterson
Cash Payment(2)	$0	$0	$850,000
Health & Welfare Benefits(3)	0	0	16,524
Intrinsic Value of Unvested Stock Options(4)	0	0	0
Intrinsic Value of Unvested Restricted Stock(5)	84,400	84,400	84,400
Total Benefit under contract	84,400	84,400	950,924
Maximum Benefit Allowable Under TARP(6)	—	—	1,041,651

Compensation and/or Benefits Payable Upon Termination	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination in Association with a CIC(1)
Clayton C. Larson
Cash Payment(2)	$0	$0	$792,366
Health & Welfare Benefits(3)	0	0	16,581
Intrinsic Value of Unvested Stock Options(4)	0	0	0
Intrinsic Value of Unvested Restricted Stock(5)	187,841	187,841	187,841
Total Benefit under contract	187,841	187,841	996,788
Maximum Benefit Allowable Under TARP(6)	—	—	1,725,778

Compensation and/or Benefits Payable Upon Termination	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination in Association with a CIC(1)
Donald Toussaint
Cash Payment(2)	$0	$0	$592,783
Health & Welfare Benefits(3)	0	0	14,826
Intrinsic Value of Unvested Stock Options(4)	0	0	0
Intrinsic Value of Unvested Restricted Stock(5)	129,605	129,605	129,605
Total Benefit under contract	129,605	129,605	737,213
Maximum Benefit Allowable Under TARP(6)	—	—	947,902

Compensation and/or Benefits Payable Upon Termination	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination in Association with a CIC(1)
Frederick W. Clough
Cash Payment(2)	$0	$0	$631,862
Health & Welfare Benefits(3)	0	0	19,385
Intrinsic Value of Unvested Stock Options(4)	0	0	0
Intrinsic Value of Unvested Restricted Stock(5)	160,985	160,985	160,985
Total Benefit under contract	160,985	160,985	812,232
Maximum Benefit Allowable Under TARP(6)	—	—	1,268,152

Compensation and/or Benefits Payable Upon Termination	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination in Association with a CIC(1)
Bradley S. Cowie
Cash Payment(2)	$0	$0	$226,249
Health & Welfare Benefits(3)	0	0	8,028
Intrinsic Value of Unvested Stock Options(4)	0	0	0
Intrinsic Value of Unvested Restricted Stock(5)	97,550	97,550	97,550
Total Benefit under contract	97,550	97,550	331,827
Maximum Benefit Allowable Under TARP(6)	—	—	682,817

(1) At December 31, 2008, CIC benefits were payable to the NEOs (excluding the CEO) under the Amended and Restated MRP in the event a participant would have been involuntary terminated within 24 months following a CIC. The Amended and Restated MRP defines an “involuntary termination” as a termination by the Company without Cause or by reason of death or disability, and a voluntary termination by participant with “good reason.”

(2) At December 31, 2008, the cash severance benefits payable to Messrs. Masterson, Larson, Toussaint and Clough were based on 200% of the average base salary and bonus amounts earned in the three most recently completed fiscal years, while the cash severance benefit payable to Mr. Cowie was based on 100% of these amounts.

(3) Under the MRP, the NEOs (excluding the CEO) receive continuation of health benefits up to a maximum duration of 18 months following a qualifying termination in association with a CIC of the Company. The amounts reflected in the above table represent the maximum value of the health benefit continuation based on monthly premiums as of December 31, 2008. Should the NEO receive coverage under another employer’s health and/or dental plan these payments shall be discontinued. The MRP provides that a participant’s right therein are in addition to the participant’s right under any retiree health plan. Under the Retiree Health Plan, Messrs. Larson, Toussaint and Clough, having exceeded both 55 years of age and eight years of employment wit the Company, are entitled to lifetime health insurance coverage upon termination of employment.

(4) Upon a termination due to disability or death all unvested stock options terminate under the 2002 Stock Plan and vest immediately under the 2008 Equity Incentive Plan. Upon a CIC event all unvested stock options vest at the time of the CIC under both plans. As of December 31, 2008, all unvested stock options were underwater (the strike prices exceeded the share price of $16.88), so the stock options had no intrinsic value.

(5) Upon a termination due to disability or death the administrator may remove any restrictions on restricted shares under the 2002 Stock Plan and under the 2008 Equity Incentive Plan all restrictions on restricted shares lapse. Upon a change-in-control event, all restrictions on restricted shares lapse under both plans. The intrinsic value of these immediately vested shares is based upon a stock price of $16.88, the closing price on December 31, 2008.

(6) This row provides the estimated termination payment amounts allowable under TARP limits as defined on December 31, 2008. No limit was imposed upon payments associated with termination due to disability or death. The initial TARP limits also suggested that equity grants that vested upon a CIC without a requirement of termination (“single-trigger”) would have been allowable under the initial TARP limitations.

Other Information

Other Business Matters

We have received no notice of any other items submitted for consideration at the Annual Meeting and except for reports of operations and activities by management, which are for informational purposes only and require no action of approval or disapproval, management neither knows of nor contemplates any other business that will be presented for action by the shareholders at the Meeting. If any further business is properly presented at the Annual Meeting, the persons named as proxies will act in their discretion on behalf of the shareholders they represent.

Shareholder Proposals for 2010 Annual Meeting

Any shareholder who intends to present a proposal at the 2010 Annual Meeting, other than a director nomination, must deliver the written proposal to the Corporate Secretary at 1021 Anacapa Street, Santa Barbara, California 93101:

•

No later than November 19, 2009, if the proposal is to be submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. A shareholder must include proof of ownership of PCB common stock in accordance with

Rule 14a(8)(b)(2). We encourage any shareholder interested in submitting a proposal to contact the Corporate Secretary in advance of this deadline to discuss the proposal. Shareholders may also want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

•

On or after December 31, 2009, and on or before January 29, 2010, if the proposal is submitted pursuant to Section 2.11.1(B) of our Bylaws, in which case we are not required to include the proposal in our proxy materials. Any proposal submitted must meet all the requirements of our by-laws, which can be found on our website, www.pcbancorp.com/investors.

Director Nominations

The Governance & Nominating Committee will consider candidates nominated by shareholders for next year’s meeting if the nomination is made in writing. Shareholder nominations must be made in accordance with the procedures outlined in the Company’s Bylaws and must be addressed to the Corporate Secretary, 1021 Anacapa Street, Santa Barbara, California 93101.

Shareholder Process to Submit Director Candidates

Also, shareholders who wish to nominate a candidate for consideration by our Board of Directors must comply with the procedures outlined herein. The Governance & Nominating Committee will evaluate qualified candidates in the same manner as nominees submitted by the Board. During fiscal year 2008, the Company did not receive any shareholder nominations for director nominees.

Authority to Make Nominations. Pursuant to our Bylaws, nominations for directors may be made by the Board of Directors or by any holder of record of any outstanding class of capital stock of the Company entitled to vote for the election of directors.

Nomination Procedure. Shareholder nominations for directors must be made in writing and delivered or mailed to the Corporate Secretary not less than 14 days nor more than 50 days before the Annual Meeting. If the Company should give less than a 21-day notice of the meeting to shareholders, however, nominations should be delivered to the Corporate Secretary no later than the close of business on the seventh day following the notice to shareholders.

Any shareholder nomination must be accompanied by a written statement signed and acknowledged by the nominee consenting to his or her nomination and agreeing to serve as director if elected, and must contain the following information, to the extent known to the nominating shareholder:

•	The name and address of each proposed nominee;
•	The total number of shares of capital stock of the Company expected to be voted for each proposed nominee;
•	The principal occupation of each proposed nominee;
•	The name and residence address of the nominating shareholder; and
•	The number of shares of capital stock of the Company owned by the nominating shareholder.

Additional Proxy Material

A copy of our 2008 Annual Report is being mailed with this Proxy Statement and Proxy Card to each shareholder of record. If you do not receive a copy of the 2008 Annual Report, you may obtain one without charge by sending a request to our Corporate Secretary. Our proxy materials are also accessible through our website at www.pcbancorp.com/investors.

No Incorporation By Reference Of Certain Portions Of This Proxy Statement

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor is such report to be incorporated by reference into any future filings made by us under those statutes.

PROXY

PACIFIC CAPITAL BANCORP

Annual Meeting of Shareholders – April 30, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of Pacific Capital Bancorp hereby appoints Frederick W. Clough, George S. Leis and Carol M. Zepke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact of the undersigned, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Capital Bancorp common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on April 30, 2009, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy/voting instruction card also provides voting instructions for shares held in the Company’s Incentive & Investment/Salary Savings Plan (“I&I”) and the Employee Stock Ownership Plan (“ESOP”).

This proxy/voting instruction card when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy/voting instruction card will be voted “For” the nominees listed on the reverse side and “For” all other proposals in accordance with the recommendation of the Board of Directors. If you have a beneficial interest in shares held by the I&I and ESOP plans, this card also constitutes your voting instructions to the trustee of the plans and if you do not sign and return this card, your shares will be voted by the trustee “For” the nominees listed on the reverse side and “For” all other proposals in accordance with the recommendation of the Board of Directors. The trustee cannot guarantee that voting instructions received after April 23, 2009, will be counted.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side

▲    FOLD AND DETACH HERE    ▲

You can now access your Pacific Capital Bancorp account online.

Access your Pacific Capital Bancorp shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Pacific Capital Bancorp, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/pcbc/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

www.bnymellon.com/pcbc/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/pcbc/isd where step-by-step instructions will prompt you through enrollment.

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 3.

Please mark	☒
your votes as indicated in this example

						FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS
Nominees:	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS	2. Ratification of selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2009.		☐	☐	☐

1 Edward E. Birch

2 George S. Leis

3 Richard S. Hambleton, Jr.

4 D. Vernon Horton

5 Roger C. Knopf

6 Robert W. Kummer, Jr.

7 Clayton C. Larson

8 John R. Mackall

9 Richard A. Nightingale

10 Kathy J. Odell

	☐	☐	☐	3. Approval of a non-binding advisory proposal on the compensation of the Named Executive Officers.		☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) Exceptions						YES
					I will Attend the Annual Meeting	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲    FOLD AND DETACH HERE    ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 P.M. Eastern Time on April 29, 2009.

PACIFIC CAPITAL BANCORP	INTERNET
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to

Stockholders are available at:

http://www.pcbancorp.com/investors